                                                                     EXHIBIT 2.1



                      AGREEMENT AND PLAN OF REORGANIZATION


                          Dated as of December 21, 1999

                                TABLE OF CONTENTS

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                                                                                                                     Page
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
SECTION 1 THE MERGER...............................................................................................   1
     1.1      Merger; Effective Time...............................................................................   1
     1.2      Closing..............................................................................................   2
     1.3      Effects of the Merger................................................................................   2
     1.4      Certificate of Incorporation; Bylaws; Directors; Officers............................................   2
     1.5      Tax-Free Reorganization..............................................................................   2

SECTION 2 EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES......   2
     2.1      Effect on Capital Stock..............................................................................   2
     2.2      Exchange of Certificates; Issuance of Note...........................................................   6

SECTION 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE PRINCIPAL SHAREHOLDER..............................   7
     3.1      Organization, Standing and Corporate Power...........................................................   7
     3.2      Company Capital Structure............................................................................   7
     3.3      Subsidiaries.........................................................................................   8
     3.4      Authority/Noncontravention...........................................................................   8
     3.5      Financial Statements; No Undisclosed Liabilities.....................................................   9
     3.6      Absence of Certain Changes or Events.................................................................  10
     3.7      Litigation...........................................................................................  10
     3.8      Contracts............................................................................................  10
     3.9      Compliance With Laws.................................................................................  11
     3.10     Employee Matters and Benefit Plans...................................................................  12
     3.11     Intentionally Omitted................................................................................  16
     3.12     Taxes................................................................................................  16
     3.13     Intentionally Omitted................................................................................  17
     3.14     Title to Properties..................................................................................  17
     3.15     Intellectual Property................................................................................  17
     3.16     Year 2000 Compliance.................................................................................  18
     3.17     Voting Requirements..................................................................................  18
     3.18     Payments.............................................................................................  18
     3.19     Transactions with Related Parties....................................................................  19
     3.20     Restrictions on Business Activities..................................................................  19
     3.21     Accounts Receivable; Inventory.......................................................................  19
     3.22     Minute Books.........................................................................................  19
     3.23     Environmental Matters................................................................................  20
     3.24     Insurance............................................................................................  20
     3.25     Warranties; Indemnities..............................................................................  21

                                      -i-
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                              TABLE OF CONTENTS
                                  (continued)

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
     3.26     Representations Complete............................................................................   21
     3.27     HSR Act.............................................................................................   21

SECTION 4 REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB........................................................   21
     4.1      Organization, Standing and Corporate Power..........................................................   22
     4.2      Authority...........................................................................................   22
     4.3      Capitalization......................................................................................   22
     4.4      Financial Statements................................................................................   23
     4.5      Changes.............................................................................................   23
     4.6      Material Obligations................................................................................   24
     4.7      Title to Properties and Assets; Liens, etc..........................................................   25
     4.8      Compliance with Other Instruments, None Burdensome, etc.............................................   25
     4.9      Litigation, etc.....................................................................................   25
     4.10     Registration Rights.................................................................................   26
     4.11     Governmental Consent, etc...........................................................................   26
     4.12     Tax Returns and Payments............................................................................   26
     4.13     Employee Matters....................................................................................   26
     4.14     Insurance...........................................................................................   26
     4.15     Disclosure..........................................................................................   26
     4.16     Status of Shares....................................................................................   27
     4.17     Experience; Access to Data..........................................................................   27

SECTION 5 COVENANTS...............................................................................................   27
     5.1      Conduct of Business of the Company..................................................................   27
     5.2      No Solicitation.....................................................................................   29
     5.3      Access to Information...............................................................................   30
     5.4      Confidentiality.....................................................................................   30
     5.5      Expenses............................................................................................   30
     5.6      Public Disclosure...................................................................................   30
     5.7      Consents............................................................................................   30
     5.8      Tax Covenants of Shareholders.......................................................................   31
     5.9      Reasonable Efforts..................................................................................   31
     5.10     Notification of Certain Matters.....................................................................   31
     5.11     Blue Sky Laws.......................................................................................   31
     5.12     Noncompetition Agreements...........................................................................   32
     5.13     Employment Agreements...............................................................................   32
     5.14     Investment Representation Agreements................................................................   32
     5.15     Cash Balances; Pre-Closing Liabilities..............................................................   32
     5.16     Certain Adjustments.................................................................................   32
     5.17     Voting Agreement....................................................................................   33
     5.18     Section 338(h)(10) Election.........................................................................   33

                              TABLE OF CONTENTS
                                  (continued)

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SECTION 6 CONDITIONS TO THE MERGER................................................................................   33
     6.1      Conditions to Obligations of Each Party to Effect the Merger........................................   33
     6.2      Additional Conditions to the Obligations of Parent and Sub..........................................   34
     6.3      Additional Conditions to Obligations of Company.....................................................   35

SECTION 7 INDEMNIFICATION.........................................................................................   36
     7.1      General Indemnification.............................................................................   36
     7.2      Limitation and Expiration...........................................................................   38
     7.3      Indemnification Procedures..........................................................................   39
     7.4      Shareholders' Representative........................................................................   42
     7.5      Survival of Representations, Warranties and Covenants...............................................   42

SECTION 8 TERMINATION, AMENDMENT AND WAIVER.......................................................................   43
     8.1      Termination.........................................................................................   43
     8.2      Effect of Termination...............................................................................   44
     8.3      Amendment...........................................................................................   44
     8.4      Extension; Waiver...................................................................................   44
     8.5      Notice of Termination...............................................................................   44

SECTION 9 MISCELLANEOUS...........................................................................................   44
     9.1      Notices.............................................................................................   44
     9.2      Interpretation......................................................................................   46
     9.3      Counterparts........................................................................................   46
     9.4      Entire Agreement; Assignment........................................................................   47
     9.5      Severability........................................................................................   47
     9.6      Other Remedies......................................................................................   47
     9.7      Governing Law.......................................................................................   47
     9.8      Further Assurances..................................................................................   47
     9.9      Absence of Third Party Beneficiary Rights...........................................................   47
     9.10     Mutual Drafting.....................................................................................   48
     9.11     Further Representations.............................................................................   48

                                INDEX OF EXHIBITS

Exhibit A         Agreement of Merger

Exhibit B         Forms of Promissory Note

Exhibit C         Form of Security Agreement

Exhibit D         Form of Restated Articles

Exhibit E-1       Form of Joint Escrow Instructions

Exhibit E-2       Consent of Spouse

Exhibit F         Form of Noncompetition Agreement

Exhibit G         Form of Employment Agreement

Exhibit H         Form of Investment Representation Agreement

Exhibit I         Form of Legal Opinion of Counsel to the Company

Exhibit J         Form of 1999 Second Amended and Restated Stockholder Rights
                  Agreement



Appendix A        Allocation of Merger Consideration

                      AGREEMENT AND PLAN OF REORGANIZATION

     THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made and entered into as of December 21, 1999 among Numerical Technologies, Inc., a California corporation ("Parent"), Transcription Enterprises, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent ("Sub"), Transcription Enterprises Limited, a California corporation (the "Company"), and Messrs. Roger Sturgeon and Kevin MacLean, individuals and principal shareholders of the Company (the "Principal Shareholders").

                                    RECITAL

     WHEREAS, the Boards of Directors of each of the Company, Parent and Sub believe it is in the best interests of each company and their respective shareholders that the Company merges with and into Sub, with Sub as the surviving corporation (the "Merger"), upon the terms and subject to the conditions of this Agreement and, in furtherance thereof, have approved the Merger.

     WHEREAS, the parties intend, that the Merger constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the parties agree as follows:

                                   SECTION 1

                                  THE MERGER
     1.1  Merger; Effective Time.  Subject to the terms and conditions of this
          ----------------------
Agreement and the Agreement of Merger attached as Exhibit A (the "Merger
                                                  ---------
Agreement"), at the Effective Time (as defined below), the Company shall be merged with and into Sub in accordance with the California Corporation Code (the "California Code") and the General Corporation Law of the State of Delaware (the "DGCL", and together the California Code, the "State Corporation Law"). The Merger Agreement provides, among other things, the mode of effecting the Merger and the manner and basis of converting each issued and outstanding share of capital stock of the Company into the Merger Consideration (as defined in Section 2.1).

     Subject to the provisions of this Agreement and the Merger Agreement, the Merger Agreement, together with required officers' certificates, and/or Certificate of Merger (the "Certificate of Merger") shall be filed in accordance with the State Corporation Law on the Closing Date (as defined in Section 1.2). The Merger shall become effective upon confirmation of such filing of the Merger Agreement, officers' certificates and/or Certificate of Merger or at such later time which the parties hereto shall have agreed upon and designated in such filing as the effective date and time of the Merger (the date of confirmation of such filing or such later time established by the Certificate of Merger is referred to as the "Effective Date" and the time of confirmation of such filing or such later time established by the Certificate of Merger is referred to as the "Effective Time").

     1.2  Closing.  The closing of the Merger and the transactions contemplated
          -------
hereby (the "Closing") will take place as soon as practicable on the first business day after satisfaction or waiver of the latest to occur of the conditions set forth in Section 6 (the "Closing Date"), at the offices of Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, California 94304-1050, unless a different date or place is agreed to in writing by the parties hereto.

     1.3  Effects of the Merger.  At the Effective Time, the separate existence
          ---------------------
of the Company shall cease and the Company shall be merged with and into Sub, and the effects of the Merger shall be as provided in this Agreement, the Merger Agreement and the applicable provisions of the State Corporation Law. Sub after the Merger is sometimes referred to as the "Surviving Corporation." Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of the Company and Sub shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

     1.4  Certificate of Incorporation; Bylaws; Directors; Officers.  At the
          ---------------------------------------------------------
Effective Time, (i) the Certificate of Incorporation of Sub as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation; (ii) the Bylaws of Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until altered, amended or repealed; (iii) the directors of Sub shall be the initial directors of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation, as the same may be amended from time to time or otherwise as provided by law; and (iv) the officers of Sub shall be the initial officers of the Surviving Corporation.

     1.5  Tax-Free Reorganization.  After consultation with their respective tax
          -----------------------
advisors, the parties hereto agree to report the Merger as a reorganization within the meaning of Section 368(a) of the Code. The parties have consulted with their own tax advisors regarding the tax consequences of the Merger and no party makes any representation or warranty with respect to such tax consequences.

                                   SECTION 2

               EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
              CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

     2.1  Effect on Capital Stock.  As of the Effective Time, by virtue of the
          -----------------------
Merger and without any action on the part of Parent, Sub or the Company or their respective shareholders:

          (a)  Capital Stock of Sub. Each issued and outstanding share of common
               --------------------
stock, par value $0.01 per share, of Sub shall remain outstanding and shall represent one validly issued, fully paid and nonassessed share of common stock, par value $0.01 per share, of the Surviving Corporation.

          (b)  Cancellation of Certain Shares of Capital Stock of the Company.
               --------------------------------------------------------------
All shares of capital stock of the Company that are owned directly or indirectly by the Company shall be canceled and no stock of Parent or other consideration shall be delivered in exchange therefor.

          (c)  Conversion of Capital Stock of the Company. Subject to Sections
               ------------------------------------------
2.1(d), (e), (f), (h) and (i) below, each issued and outstanding share of common stock of the Company ("Company Common Stock") (other than shares to be canceled pursuant to Section 2.1(b)) shall automatically be canceled and extinguished and converted, without any action on the part of the holder thereof, into the right to receive 3.185 shares of Parent's Series E Preferred Stock which the parties agree have a fair value of not less than $16.00 per share (The "Series E Preferred") and $50.1575 in principal amount of a Promissory Note in the form of Exhibit B hereto (the "Note", and together with the Series E Preferred, the
---------
"Merger Consideration"). The aggregate principal amount of the Notes issuable hereunder shall be secured, pursuant to a Security Agreement in the form attached hereto as Exhibit C, by all assets of the Surviving Corporation. The
                   ---------
shares of Series E Preferred shall have the rights, privileges and preferences as set forth in the Amended and Restated Articles of Incorporation of Parent in the form attached hereto as Exhibit D ("Restated Articles"). All such shares of
                            ---------
Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 2.2 of this Agreement. The ratio pursuant to which each share of Company Common Stock will be exchanged for shares of Series E Preferred, determined in accordance with the foregoing provisions, is referred to as the "Exchange Ratio." The number of shares of Series E Preferred and the principal amount of Notes each shareholder of the Company is entitled to receive pursuant to the Merger is set forth on Appendix A hereto.

          (d)  Adjustment of Exchange Ratio. If, between the date of this
               ----------------------------
Agreement and the Effective Time, the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, split-up, stock dividend, stock combination (collectively, "Recapitalization"), then the Exchange Ratio, or subject to
Section 5.1 below in the case of a Recapitalization of the Company, the Merger Consideration, shall be correspondingly adjusted.

          (e)  Dissenters' Rights. Any shares of Company Common Stock held by a
               ------------------
holder who has properly exercised dissenters' rights for such shares in accordance with the California Code and who, as of the Effective Time, has not effectively withdrawn or lost such dissenters' rights ("Dissenting Shares") shall not be converted into Merger Consideration but shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the California Code. The Company shall give Parent prompt notice of any demand received by the Company to require the Company to purchase shares of Company Common Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demand. The Company agrees that, except with the prior written consent of Parent, or as required under the California Code, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such purchase demand. Each holder of Dissenting Shares (a "Dissenting Shareholder") who, pursuant to the provisions of the California Code, becomes entitled to payment of the value of shares of Company Common Stock shall receive payment therefor (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). In the event of legal obligation, after the Effective Time, to deliver the Merger Consideration to any holder of shares of Company Common Stock who shall have failed to make an effective purchase demand or shall have lost its status as a Dissenting Shareholder, Parent shall issue and deliver, upon surrender by such Dissenting Shareholder of such holder's certificate or certificates representing shares of capital stock of the Company, the Merger Consideration to which such Dissenting Shareholder is then entitled under this Section 2.1.

          (f)  Fractional Shares. No fractional shares of Series E Preferred
               -----------------
shall be issued, but in lieu thereof each holder of shares of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Series E Preferred shall receive from Parent an amount of cash (rounded up to the nearest full cent) equal to $16.00 per share multiplied by the fraction of a share of Series E Preferred to which such holder would otherwise be entitled. The fractional share interests of each shareholder of the Company (the "Shareholders") shall be aggregated, so that no Shareholder shall receive cash in an amount greater than the value of one full share of Series E Preferred or $16.00.

          (g)  Stock Options. After the Effective Time, Parent shall grant to
               -------------
the employees of the Company stock options under the Parent's 1997 Stock Plan as provided in the offer letter to be sent to each of the employees of the Company (the "Employee Stock Options"). The Employee Stock Options (other than with respect to the Principal Stockholders) shall vest quarterly at the rate of 1/16 per quarter over a four year period. The stock options to be issued to the Principal Stockholders shall have terms as set forth in the Employment Agreements (as defined in Section 5.13).

          (h)  Maximum Merger Consideration. The maximum Merger Consideration to
               ----------------------------
be paid by Parent pursuant to the Merger shall be equal to (i) 2,540,000 shares of Series E Preferred plus (ii) $40,000,000 in aggregate principal amount of Notes.

          (i)  Pledged Shares.
               --------------
               (i) As collateral security for the payment of any indemnification obligations (the "Indemnification Collateral") of the shareholders of the Company (the "Shareholders") pursuant to Section 7 of this Agreement, at the Closing each Shareholder shall, and by execution hereof does hereby, transfer, pledge and assign to Parent, for the benefit of Parent, a security interest in the following assets and authorize Parent to deliver the Pledged Shares to the Escrow Agent (as defined below) in accordance with this
Section 2.1(i)(iii):

               (1) 1,270,000 shares of Series E Preferred issuable by Parent in the Merger pursuant to Section 2.1 (subject to adjustment for Recapitalizations (as defined in the Restated Articles)) occurring after the date of this Agreement (the "Pledged Shares"), as well as the certificates and instruments representing or evidencing the Pledged Shares, and all non-cash dividends and other property at any time received or otherwise distributed in respect of or in exchange or substitution for any or all of the Pledged Shares; and in the event the Company or any Shareholder receives any such property, the Company and such Shareholder shall immediately deliver such property to Parent as part of the Pledged Shares; and

               (2) all rights, titles, interests, privileges and preferences appertaining or incident to the foregoing property.

               The Pledged Shares shall be withheld from the Shareholders in relation to the prorated percentage of shares of Series E Preferred issuable to such Shareholders in the Merger as set forth in Section 2.1 (c).

          (ii) All of the Pledged Shares to be issued to the Shareholders other than the Principal Shareholders (the "Minority Shareholders") except for the amount of such Pledged Shares required to satisfy Pending Claims as of such date (as defined in Section 7.2) shall be released from the Indemnification Collateral upon the closing of an initial public offering of Parent (an "IPO"), and in the event Parent shall not have consummated an IPO within one year following the Closing Date, (1) fifty percent (50%) of the Pledged Shares issued to the Minority Shareholders (other than the amount of such Pledged Shares required to satisfy Pending Claims as of such date) shall be released from the Indemnification Collateral as soon as practicable on the first anniversary of the Closing Date and (2) the remaining fifty percent (50%) of such Pledged Shares (other than the amount of such Pledged Shares required to satisfy Pending Claims as of such date) issued to the Minority Shareholders shall be released from the Indemnification Collateral as soon as practicable following the second anniversary of the Closing Date.

          Fifty percent (50%) of the Pledged Shares to be issued to the Principal Shareholders (other than the amount of such Pledged Shares required to satisfy Pending Claims as of such date) shall be released from the Indemnification Collateral as soon as practicable after the first anniversary of the Closing Date and the remaining fifty percent (50%) of such Pledged Shares (other than the amount of such Pledged Shares required to satisfy Pending Claims as of such date) shall be released as soon as practicable following the second anniversary of the Closing Date.

          (iii) Each certificate evidencing the Pledged Shares issued in the names of the Shareholders in the Merger, shall, at the Closing, be delivered to an escrow agent designated by Parent and the Company (the "Escrow Agent"), together with an undated stock power duly signed in blank by each such Shareholder. Such certificate shall bear no restrictive or cautionary legend other than those imprinted at Parent's request. The Pledged Shares and stock power shall be held by the Escrow Agent pursuant to the Joint Escrow Instructions substantially in the form attached as Exhibit E-1, until such time
                                                   -----------
as Parent's rights to the Indemnification Collateral pursuant hereto are no longer in effect. As a further condition to Parent's obligations under this Agreement, the spouse of each Shareholder, if any, who resides in the State of California shall execute and deliver to Parent the Consent of Spouse attached as Exhibit E-2.
                                                                -----------

               (iv) The Escrow Agent shall not be liable for any act it may do or omit to do with respect to holding the Pledged Shares in escrow and while acting in good faith and in the exercise of its judgment, except for actions taken with gross negligence or willful misconduct.

               (v) If Parent demands the Escrow Agent to transfer the Pledged Shares to Parent to satisfy the indemnification obligations of the Shareholders pursuant to and in accordance with the procedures and other terms set forth in
Section 7 of this Agreement, the Escrow Agent shall take all steps necessary to accomplish such transfer.

               (vi) The Shareholders shall be entitled to exercise any voting powers incident to the Pledged Shares until such time, if ever, that they are demanded to be transferred to Parent to satisfy the indemnification obligations of the Shareholders pursuant to Section 7 hereof.

     2.2  Exchange of Certificates; Issuance of Note.
          ------------------------------------------

          (a)  Parent to Provide Note and Series E Preferred. Promptly after the
               ---------------------------------------------
Effective Time, Parent shall cause to be made available to each of the Shareholders, in accordance with this Section 2, shares of Series E Preferred (including cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 2.1(f)) and Notes issuable pursuant to Section 2.1, in exchange for outstanding shares of capital stock of the Company. The Notes and the certificates evidencing the shares of Series E Preferred shall bear appropriate legends pursuant to the terms of this Agreement, and Parent shall be entitled to issue appropriate stop transfer instructions to its transfer agent consistent with the terms of this Agreement.

          (b)  Exchange Procedures. At the Effective Time, the Shareholders
               -------------------
shall deliver to Parent the certificates (the "Certificates") representing Company Common Stock, duly endorsed in blank by the Shareholders, or accompanied by blank stock powers duly executed by the Shareholders and with all necessary transfer tax and other revenue stamps, acquired at the Shareholders' expense, affixed and canceled. The Shareholders shall promptly cure any deficiencies with respect to the endorsement of the Certificates or other documents of conveyance with respect to the stock powers accompanying such Certificates. The Certificates so delivered shall forthwith be canceled. Until delivered as contemplated by this Section 2.2(b), each Certificate shall be deemed at any time after the Effective Time to represent the right to receive upon such surrender the Merger Consideration as provided by Section 2.1 and the applicable provisions of the State Corporation Law.

          (c)  No Further Ownership Rights in Capital Stock of the Company. The
               -----------------------------------------------------------
Merger Consideration to be delivered upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been delivered in full satisfaction of all rights pertaining to such shares of Company Common Stock, and following the Effective Time, the Certificates shall have no further rights to, or ownership in, shares of capital stock of the Company. There shall be no further registration of transfers on the stock transfer books of the

Company of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 2.

          (d)  Lost, Stolen or Destroyed Certificates. In the event any
               --------------------------------------
certificates evidencing shares of Company Common Stock shall have been lost, stolen or destroyed, Parent shall cause payment to be made in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such Merger Consideration as provided in Section 2.1, and cash for fractional shares, if any, as may be required pursuant to
Section 2.1(f); provided, however, that Parent may, in its discretion and as a
                --------  -------
condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent with respect to the certificates alleged to have been lost, stolen or destroyed.

          (e)  No Liability. Notwithstanding anything to the contrary in this
               ------------
Section 2.2, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Company Common Stock for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

                                   SECTION 3

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                         AND THE PRINCIPAL SHAREHOLDER

     Except as disclosed in writing in a disclosure letter referring specifically to the representations and warranties in this Agreement that specifically identifies the section and subsection to which such disclosure relates and that is delivered to Parent by the Company and the Principal Shareholders and certified by a duly authorized officer of the Company and the Principal Shareholder prior to the date of this Agreement (the "Company Schedules"), each of the Company and the Principal Shareholders represents and warrants to Parent and Sub as set forth below.

     3.1  Organization, Standing and Corporate Power. The Company is a
          ------------------------------------------
corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate power and authority to carry on its business as now being conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary. The Company has delivered to the Parent complete and correct copies of its Articles of Incorporation and Bylaws.

     3.2  Company Capital Structure.
          -------------------------

          (a) The authorized capital stock of the Company consists of (i) 10,000,000 shares of Common Stock, of which 797,500 shares are issued and outstanding. All of such outstanding shares have been duly authorized, validly issued, fully paid and non-assessable and have been issued in compliance with all applicable federal and state securities laws. The outstanding shares of capital stock of the Company are not subject to preemptive rights created by statute, the Articles of Incorporation or Bylaws of the Company, or any agreement to which the Company is a party or by which it may be bound. There are no voting agreements or voting trusts with respect to any of the outstanding shares of capital stock of the Company. The outstanding shares of capital stock of the Company are held by the persons and in the amounts set forth in Section 3.2 of the Company Schedules.


          (b) The Company does not have and has never had any stock option plans or any options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. As a result of the Merger, Parent will be the record and beneficial owner of all outstanding capital stock of the Company and rights to acquire capital stock of the Company.

     3.3  Subsidiaries. The Company does not have and has never had any
          ------------
subsidiaries or affiliated companies and does not otherwise own and has never otherwise owned any shares of capital stock or any interest in, or control, directly or indirectly, any other corporation, partnership, association, joint venture or other business entity.

     3.4  Authority/Noncontravention. The Company has the requisite corporate
          --------------------------
power and authority to execute and deliver this Agreement and, subject to the approval and adoption of this Agreement and approval of the Merger by the Company's Shareholders, to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and the Merger Agreement by the Company and the consummation by the Company of the Merger and the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, subject, in each case, to the approval and adoption of this Agreement and approval of the Merger by the Company's Shareholders. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The execution and delivery of this Agreement do not, and, subject to the approval and adoption of this Agreement and approval of the Merger by the Company's Shareholders as required in connection with this Agreement and the transactions contemplated hereby, the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit or require any consent, approval or authorization under, or result in the creation of any pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens") in or upon any of the properties or assets of the Company under, any provision of (a) the Articles of Incorporation or Bylaws of the Company, (b) any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease or other material contract, commitment, agreement, arrangement, obligation, undertaking, instrument, permit, concession, franchise or license applicable to the Company or its properties or assets (including, without limitation, any of the contracts of the Company set forth in the Company Schedules) or (c) subject to the governmental filings and other matters referred to in the following sentence, any statute, law, ordinance, rule or regulation or judgment, order or decree, in each case, applicable to the Company or its properties or assets, other than, in the case of clauses (b) and (c), any such conflicts, violations, defaults, rights, or Liens or other occurrences that individually or in the aggregate would not have a Material Adverse Effect on the Company. No consent, approval, order or authorization of, or registration, declaration or filing with, any Federal, state or local, domestic or foreign, government or any court, administrative agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Merger or the other transactions contemplated by this Agreement, except for (a) the receipt of a valid exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), (b) the filing of the Agreement of Merger and/or Certificate of Merger as required by the State Corporation law and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business and (c) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate would not have a Material Adverse Effect on the Company or impair the ability of the Company to perform its obligations under this Agreement.

     3.5  Financial Statements; No Undisclosed Liabilities.
          ------------------------------------------------

          (a) The unaudited balance sheet of the Company as of December 31, 1998 and the related profit and loss statement of the Company, for the year then ended (the "1998 Financial Statements"), and the unaudited balance sheet (the "Balance Sheet") of the Company as of September 30, 1999 (the "Balance Sheet Date") and the related profit and loss statement for the periods then ended (collectively, with the 1998 Financial Statements, the "Financial Statements") are in accordance with the books and records of the Company and are complete and correct in all material respects, have each been prepared in good faith on a cash basis method of accounting in accordance with sound accounting principles in conformity with the practices consistently applied by the Company throughout the periods involved and present fairly the financial position, results of operations and cash flows of the Company as of the dates and for the periods specified. True and complete copies of the Company Financial Statements have previously been supplied to Parent.

          (b) As of the Balance Sheet Date, the Company did not have any indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due or asserted or unasserted), which were not fully reflected in, reserved against or otherwise described in the Balance Sheet that would be required to be disclosed on a balance sheet prepared in good faith as of the Balance Sheet Date in conformity with practices consistently applied by the Company with the Financial Statements. Since the Balance Sheet Date, the Company has not incurred any indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due or asserted or unasserted) that would be required to be disclosed on a balance sheet prepared in good faith as of the date hereof in conformity with practices consistently applied by the Company with the Financial Statements, other than those incurred in the ordinary course of business consistent with past practice, none of which would have a Material Adverse Effect on the Company.

     3.6  Absence of Certain Changes or Events.  Except as set forth in Section
          ------------------------------------
3.6 of the Company Schedules, since the Balance Sheet Date and until the date hereof, the Company has conducted its businesses only in the ordinary course consistent with past practice, and there has not been (a) any Material Adverse Effect with respect to the Company, (b) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock, (c) any split, combination, reclassification or repurchase of any of the Company's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company's capital stock, (d) (i) any granting by the Company to any officer of the Company of any increase in compensation, except in the ordinary course of business consistent with past practice or as required under employment agreements in effect as of the date hereof, (ii) any granting by the Company to any officer of the Company of any increase in severance or termination pay, except as was required under any employment, severance or termination agreement in effect as of the date hereof, or (iii) any entry by the Company into (A) any currently effective employment, severance, termination or indemnification agreement, or consulting agreement (other than in the ordinary course of business consistent with past practice), with any current or former officer, director, employee or consultant or (B) any agreement with any current or former officer, director, employee or consultant the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature contemplated by this Agreement,
(e) any damage, destruction or loss, whether or not covered by insurance, that individually or in the aggregate would have a Material Adverse Effect on the Company, (f) any change in accounting methods, principles or practices by the Company, or (g) any tax election that individually or in the aggregate would have a Material Adverse Effect on the Company.

     3.7  Litigation. There is no suit, claim, action, proceeding or, to the
          ----------
knowledge of the Company, investigation, pending or, to the knowledge of the Company, threatened, against or affecting the Company, nor is there any judgment, order, decree or injunction of any Governmental Entity or arbitrator outstanding against, or, to the knowledge of the Company, investigation by any Governmental Entity involving, the Company.

     3.8  Contracts. Except as set forth in Section 3.8 of the Company
          ---------
Schedules, as of the date hereof, the Company is not a party to, nor are any of their properties or assets bound by, any currently binding (i) contracts, licenses or agreements, with respect to any intellectual property with a value or cost in excess of $50,000, (ii) any employment or consulting agreement or contract (or commitment to enter into any such agreement or contract) with an employee or individual consultant or salesperson or consulting or sales agreement or contract (or commitment to enter into any such agreement or contract) with a firm or other organization in excess of $10,000 annually, (iii) any agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (iv) any fidelity or surety bond or completion bond, (v) any lease of personal property having a value individually in excess of $10,000, (vi) any agreement of indemnification, agreement providing for reimbursement of payments or providing a right of rescission, hold harmless or guaranty, or any obligation or liability with respect to infringement of the intellectual property rights of another person, in excess of, or entered into in connection with a transaction in excess of, $10,000, (vii) any agreement, contract or commitment containing any covenant limiting the freedom of such party, any of its subsidiaries or the Surviving Corporation to engage in any line of business or to compete with any person,
(viii) any agreement, contract or commitment relating to capital expenditures and involving future payments by such party or any of its subsidiaries in excess of $10,000 in one or in a series of transactions, (ix) any agreement, contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of business, (x) any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit, (xi) any purchase order or contract for the purchase of materials involving in excess of $10,000, (xii) any construction contracts, (xiii) contracts that relate to corporate governance, the voting or transfer of any equity securities of such party, the registration of any securities of such party under the Securities Act or that grants any redemption or preemptive rights or (xiv) any other agreement, contract or commitment that involves $10,000 or more or is not cancelable without penalty within thirty (30) days (collectively, the "Contracts"). The Company has delivered or otherwise made available to Parent true, correct and complete copies of the Contracts listed in
Section 3.8 of the Company Schedules, together with all amendments, modifications and supplements thereto and all side letters to which the Company is a party affecting the obligations of any party thereunder. The Company has in all material respects performed all the obligations required to be performed by them to date, has received no notice of default and is not in violation of or in default (with or without notice or lapse of time, or both) under any lease, permit, concession, franchise, license or any other Contract, commitment, agreement, arrangement, obligation or understanding to which it is a party or by which it or any of its properties or assets is bound. Each of the Contracts is in full force and effect with no default, anticipated or threatened default or failure of performance or observance of any obligations or conditions contained therein, and none of the foregoing parties nor the Company has provided any notice of default or of its intention to terminate these agreements. As of the Closing, after giving effect to the Merger and the transactions contemplated hereby, the Surviving Corporation, shall be entitled to all of the benefits under the agreements (as the same may be amended) set forth on Section 3.8 of the Company Schedules to which the Company is entitled on the date hereof, except as may be adversely affected by agreements (as the same may be amended) to which Parent is a party on the date hereof.

     3.9  Compliance With Laws. The Company is in compliance with all statutes,
          --------------------
laws, ordinances, rules, regulations, judgments, orders and decrees of any Governmental Entity applicable to its business or operations, except for instances of possible noncompliance that individually or in the aggregate would not have a Material Adverse Effect on the Company, impair in any material respect the ability of the Company to perform its obligations under this Agreement or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement. The

Company has in effect all Federal, state and local, domestic and foreign, governmental consents, approvals, orders, authorizations, certificates, filings, notices, permits, franchises, licenses and rights (collectively "Permits") necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted and there has occurred no violation of, or default under, any such Permit, except for the lack of Permits and for violations of, or defaults under, Permits which lack, violation or default individually or in the aggregate would not have a Material Adverse Effect on the Company.

     3.10  Employee Matters and Benefit Plans.
           ----------------------------------

           (a)  Definitions. With the exception of the definition of "Affiliate"
                -----------
set forth in Section 3.10(a)(i) below (which definition shall apply only to this Section 3.10) for purposes of this Agreement, the following terms shall have the meanings set forth below:

               (i)    "Affiliate" shall mean any other person or entity under
                       ---------
common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder;

               (ii)   "Code" shall mean the Internal Revenue Code of 1986, as
                       ----
amended;

               (iii)  "Company Employee Plan" shall mean any plan, program,
                       ---------------------
policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any Affiliate for the benefit of any Employee, or with respect to which the Company or any Affiliate has or may have any liability or obligation;

               (iv)   "COBRA" shall mean the Consolidated Omnibus Budget
                       -----
Reconciliation Act of 1985, as amended;

               (v)    "DOL" shall mean the Department of Labor;
                       ---

               (vi)   "Employee" shall mean any current or former employee,
                       --------
consultant or director of the Company or any Affiliate;

               (vii)  "Employee Agreement" shall mean each management,
                       ------------------
employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or other agreement, contract or understanding between the Company or any Affiliate and any Employee, other than oral at will employment arrangements to pay wages for time worked between the Company and any Employee;

               (viii) "ERISA" shall mean the Employee Retirement Income Security
                       -----
Act of 1974, as amended;

               (ix)   "FMLA" shall mean the Family Medical Leave Act of 1993, as
                       ----
amended;

               (x)    "International Employee Plan" shall mean each Company
                       ---------------------------
Employee Plan that has been adopted or maintained by the Company or any Affiliate, whether informally or formally, or with respect to which the Company or any Affiliate will or may have any liability, for the benefit of Employees who perform services outside the United States;

               (xi)   "IRS" shall mean the Internal Revenue Service;
                       ---

               (xii)  "Multiemployer Plan" shall mean any "Pension Plan" (as
                       ------------------
defined below) which is a "multiemployer plan," as defined in Section 3(37) of ERISA;

               (xiii) "PBGC" shall mean the Pension Benefit Guaranty
                       ----
Corporation; and

               (xiv)  "Pension Plan" shall mean each Company Employee Plan which
                       ------------
is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

          (b)  Schedule.  Schedule 3.10(b) contains an accurate and complete
               --------
list of each Company Employee Plan and each Employee Agreement. The Company does not have any plan or commitment to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Company Employee Plan or Employee Agreement.

          (c)  Documents.  The Company has provided to Parent: (i) correct and
               ---------
complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including (without limitation) all amendments thereto and all related trust documents; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan; (iv) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters, and all applications and correspondence to or from the IRS or the DOL with respect to any such application or letter; (vii) all material written agreements and contracts relating to each Company Employee Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts; (viii) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company; (ix) all correspondence to or from any governmental agency relating to any Company Employee Plan; (x) all COBRA forms and related notices (or such forms and notices as required under comparable law); (xi) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan; (xii) the three (3) most recent plan years discrimination tests for each Company Employee Plan; and (xiii) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Company Employee Plan.

     (d)  Employee Plan Compliance.  Except as set forth on Schedule 3.10(d),
          ------------------------
(i) the Company has performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and has no knowledge of any default or violation by any other party to each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination, opinion, notification or advisory letter from the IRS with respect to each such Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Company Employee Plan; (iii) no "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 or Section 408 of ERISA (or any administrative class exemption issued thereunder), has occurred with respect to any Company Employee Plan; (iv) there are no actions, suits or claims pending, or, to the knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan; (v) each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to the Parent, Company or any of its Affiliates (other than ordinary administration expenses); (vi) there are no audits, inquiries or proceedings pending or, to the knowledge of the Company or any Affiliates, threatened by the IRS or DOL with respect to any Company Employee Plan; and (vii) neither the Company nor any Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.

     (e)  Pension Plan.  Neither the Company nor any Affiliate has ever
          ------------
maintained established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.

     (f)  Multiemployer and Multiple Employer Plans.  At no time has the Company
          -----------------------------------------
or any Affiliate contributed to or been obligated to contribute to any Multiemployer Plan. Neither the Company, nor any Affiliate has at any time ever maintained, established, sponsored, participated in, or contributed to any multiple employer plan, as described in Section 413(c) of the Code.

     (g)  No Post-Employment Obligations.  Except as set forth in Schedule
          ------------------------------
3.10(g), no Company Employee Plan provides, or reflects or represents any liability to provide, retiree life insurance, retiree health or other retiree Employee Welfare Benefit Plan to any person for any reason, except as may be required by COBRA or other applicable statute, and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree Employee Welfare Benefit Plan, except to the extent required by statute.

     (h)  Health Care Compliance.  Neither the Company nor any Affiliate has,
          ----------------------
prior to the Effective Time and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women's Heath and Cancer Rights Act, the requirements of the Newborns' and Mothers' Health Protection Act of 1996, or any amendment to each such Act, or any similar provisions of state law applicable to its Employees.

     (i)  Effect of Transaction.
          ---------------------

          (i) Except as set forth on Schedule 3.10(i), the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

          (ii) Except as set forth on Schedule 3.10(i), no payment or benefit which will or may be made by the Company or its Affiliates with respect to any Employee will be characterized as a "parachute payment," within the meaning of
Section 280G(b)(2) of the Code.

     (j)  Employment Matters.  The Company: (i) is in compliance in all respects
          ------------------
with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, threatened or reasonably anticipated claims or actions against the Company under any worker's compensation policy or long-term disability policy. Each person who is acting or has acted as a consultant to the Company is acting or acted as an "independent contractor" and could not, based on the facts and circumstances of his or her consultancy reasonably be deemed to have been "employed" by the Company.

     (k)  Labor.  No work stoppage or labor strike against the Company is
          -----
pending, threatened or reasonably anticipated. The Company does not know of any activities or proceedings of any labor union to organize any Employees. Except as set forth in Schedule 3.10(k), there are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of the Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to the Company. Neither the Company nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Except as set forth in Schedule 3.10(k), the Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company.

          (l)  International Employee Plan. Each International Employee Plan has
               ---------------------------
been established, maintained and administered in material compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Employee Plan. Furthermore, no International Employee Plan has unfunded liabilities that, as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent the Company, Parent or the Surviving Corporation from terminating or amending any International Employee Plan at any time for any reason without liability to the Company, Parent, the Surviving Corporation or their respective Affiliates.

     3.11 Intentionally Omitted.
          ---------------------

     3.12 Taxes.  The Company has filed all tax returns and reports required to
          -----
be filed by it and all such returns and reports are true and correct. All taxes that accrue or are payable by the Company in respect of taxable periods that end on or before the Closing Date and for any taxable period that begins before the Closing Date and ends thereafter to the extent such taxes are attributable to the portion of such period ending on the Closing Date, as determined under the closing of the books method of allocation, have been (or will have been, on or before the Closing Date) timely paid or an adequate reserve has been established on the Balance Sheet. The most recent Financial Statements, dated December 31, 1998, (a true, correct complete copy of which has been delivered to the Parent by the Company) reflect an adequate reserve for all taxes payable by the Company for all taxable periods and portions thereof through the date of such financial statements and no liabilities for taxes have been incurred since the date of such financial statements except in the ordinary course of business. No deficiencies for any taxes have been proposed, asserted or assessed against the Company, and no requests for waivers of the time to assess any such taxes are pending. As used in this Agreement, "taxes" shall include all Federal, state, local and foreign income, property, sales, excise and other taxes, tariffs or governmental charges of any nature whatsoever, together with an interest and penalties, whether as primary obligor or as a result of being a "transferor" (within the meaning of section 6901 of the Code and any corresponding state and local law) of another person or a member of an affiliated, consolidated or combined group. The Company uses the cash method of accounting for income tax purposes. The Company has at all times since June 1988 had in effect (and will have in effect through the Closing Date) a valid election to be treated as an S Corporation under Section 1361(a)(1) of the Code. The Company has not made an election under Section 341(f) of the Code.

     3.13  Intentionally Omitted.
           ---------------------

     3.14  Title to Properties.
           -------------------

           (a) The Company has good and marketable title to, or valid leasehold interests in, all of its properties and assets except for such as are no longer used or useful in the conduct of its business or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar encumbrances that individually or in the aggregate would not have a Material Adverse Effect on the Company. All such material assets and properties, other than assets and properties in which the Company has a leasehold interest, are free and clear of all Liens (other than Liens for current taxes not yet due and payable), except for Liens that individually or in the aggregate would not have a Material Adverse Effect on the Company.

           (b) The Company has complied in all material respects with the terms of all leases to which it is a party and under which it is in occupancy, all such leases are in full force and effect and have been made available to the Parent. The Company enjoys peaceful and undisturbed possession under all such leases.

     3.15  Intellectual Property.
           ---------------------

           (a) The Company owns, or has the right to use, sell or license all intellectual property necessary or required for the conduct of its business as presently conducted and as presently contemplated (such intellectual property and the rights thereto are collectively referred to as the "Company IP Rights").

           (b) Section 3.15 of the Company Schedules sets forth with respect to the intellectual property of the Company: (i) for each patent and patent application, the number, normal expiration date, title and priority information for each country in which such patent has been issued, or, the application number, date of filing, title and priority information for each country, (ii) for each trademark, trade name or service mark, whether or not registered, the date first used, and, if registered, the application serial number or registration number, the class of goods covered, the nature of the goods or services, the countries in which the names or mark is used and the expiration date for each country in which a trademark has been registered and (iii) for each copyright for which registration has been sought, whether or not registered, the date of creation and first publication of the work, the number and date of registration for each country in which a copyright application has been registered.

           (c) The Company has taken all reasonable steps necessary or appropriate (including, entering into appropriate confidentiality, nondisclosure agreements with officers, directors, subcontractors, independent contractors, full-time and part-time employees, licensees and customers) to safeguard and maintain the secrecy and confidentiality of, and the proprietary rights in, the Company IP Rights.

           (d) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a breach of any instrument or agreement governing any Company IP Right (the "Company IP Rights Agreements"), will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Company IP Right or impair the right of the Company, the Surviving Corporation or the Parent to use, sell or license any Company IP Right or portion thereof.

           (e) (i) Neither the manufacture, marketing, license, sale or intended use of any product or technology currently licensed or sold by the Company violates any license or agreement between the Company and any third party or, to the best knowledge of the Company, infringes any proprietary right of any other party; and (ii) there is no pending or, to the knowledge of the Company, threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any Company IP Right.

     3.16  Year 2000 Compliance.
           --------------------

           (a) The Company has provided the information attached as Schedule
3.16 in response to customer inquiries regarding Year 2000 Compliance. To the best of the Company's knowledge, such information is true and correct.

           (b) For purposes of this Agreement, "Year 2000 Compliant" means that
(i) the products, services, or other items(s) at issue accurately process, provide and/or receive all date/time data (including calculating, comparing, and sequencing) within, from, into, and between centuries (including the twentieth and twenty-first centuries and the years 1999 and 2000), including leap year calculations, and (ii) neither the performance nor the functionality nor the Company's provision of the products, services, and other item(s) at issue will be affected by any dates/times prior to, on, after, or spanning January 1, 2000. The design of the products, services, and other item(s) at issue includes proper date/time data century recognition and recognition of 1999 and 2000, calculations that accommodate single century and multi-century formulae and date/time values before, on, after spanning January 1, 2000, and date/time data interface values that reflect the century, 1999, and 2000.

     3.17  Voting Requirements. The affirmative vote of the holders of a
           -------------------
majority of the outstanding shares of Company Common Stock (the "Shareholder Approval"), is the only vote of the holders of any capital stock of the Company necessary to approve and adopt this Agreement and approve the Merger.

     3.18  Payments. Neither the Company nor any of its representatives acting
           --------
on its behalf have, directly or indirectly, paid or delivered any fee, commission or other sum of money or property, however characterized, to any finder, agent, government official or other party, in the U.S. or any other country which the Company knows or has reason to believe to have been illegal under any federal, state or local laws of the U.S. or any other country having jurisdiction. Neither the Company nor any of its representatives acting on its behalf, have accepted or received any unlawful contributions, payments, gifts or expenditures.

     3.19  Transactions with Related Parties. Except for compensation
           ---------------------------------
arrangements in the ordinary course of business, as disclosed on Section 3.19 of the Company Schedules or for amounts less than $10,000, no Related Party (as defined below) of the Company has (a) borrowed or loaned money or other property to the Company which has not been repaid or returned, (b) any currently enforceable contractual or other claims, express or implied, of any kind whatsoever against the Company or (c) has or had any material economic interest in any property currently used by the Company or any subsidiary thereof. For purposes of this Agreement, (i) "Related Party" means as to any person, any of such person's officers and directors, any Affiliate thereof or the respective officers and directors of any such Affiliate, or any other person in which any of the foregoing persons have any direct or material indirect interest, (ii) "Affiliate" of a person means any other person which directly or indirectly controls, is controlled by, or is under common control with, such person and
(iii) "control" (including, with correlative meaning, the terms "controlled by" and "under common control with"), as used with respect to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise.

     3.20  Restrictions on Business Activities. There is no agreement
           -----------------------------------
(noncompete, grant of exclusivity or otherwise), commitment, judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company which has or reasonably could be expected to have the effect of prohibiting or impairing any business practice of the Company, any acquisition of property (tangible or intangible) by the Company or the conduct of business by the Company.

     3.21  Accounts Receivable; Inventory.
           ------------------------------

           (a) The Company has made available to Parent a list of all accounts receivable of the Company reflected on the Balance Sheet ("Accounts Receivable") along with a range of days elapsed since invoice.

           (b) To the best knowledge of the Company, all Accounts Receivable of the Company are collectible except to the extent of reserves therefor set forth in the Balance Sheet. No person has any Lien on any of such Accounts Receivable and no request or agreement for deduction or discount has been made with respect to any of such Accounts Receivable.

           (c) All of the inventories of the Company reflected on the Balance Sheet and the Company's books and records on the date of this Agreement were purchased, acquired or produced in the ordinary and regular course of business and in a manner consistent with the Company's regular inventory practices and are set forth on the Company's books and records in accordance with the practices and principles of the Company consistent with the method of treating said items in prior periods.

     3.22  Minute Books. The minute books of the Company made available to
           ------------
counsel for Parent are the only minute books of the Company and contain an accurate summary of all meetings of directors (or committees thereof) and shareholders or actions by written consent since the date of incorporation of the Company.

     3.23  Environmental Matters.
           ---------------------

           (a) Except as set forth in Section 3.23 of the Company Schedules, to the best knowledge of the Company, no underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state, local or other applicable law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies properly and safely maintained (a "Hazardous Material"), are present in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company has at any time owned, operated, occupied or leased.

           (b) The Company has not transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, nor has the Company disposed of, transported, sold, or manufactured any product containing a Hazardous Material (collectively, "Company Hazardous Materials Activities") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

           (c) The Company currently holds all environmental approvals, permits, licenses, clearances and consents (the "Environmental Permits") necessary for the conduct of the Company's Hazardous Material Activities and other business of the Company as such activities and business are currently being conducted other than any Environmental Permits, the lack of which would not, individually or in the aggregate, have a Material Adverse Effect. All Environmental Permits are in full force and effect. The Company (A) is in compliance with all material terms and conditions of the Environmental Permits and (B) is in compliance in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the laws of all Governmental Entities relating to pollution or protection of the environment or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder.

           (d) No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the Company's best knowledge, threatened, concerning any Environmental Permit, Hazardous Material or any Company Hazardous Materials Activity. The Company is not aware of any fact or circumstance which could involve the Company in any environmental litigation or impose upon the Company any material environmental liability.

     3.24  Insurance. Section 3.24 of the Company Schedules lists all insurance
           ---------
policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company. There is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and the Company is otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). The Company has not received any notice that the insurers intend to terminate or materially increase the premiums payable under any of such policies.

     3.25  Warranties; Indemnities. Section 3.25 of the Company Schedules
           -----------------------
indicates all warranty and indemnity claims in excess of $5,000 pending, or threatened against the Company.

     3.26  Representations Complete. None of the representations or warranties
           ------------------------
made by the Company, nor any document, written information, statement, financial statement, certificate, schedule or exhibit prepared or furnished by the Company or its representatives pursuant to this Agreement or in connection with the transactions contemplated hereby, or furnished in or in connection with any materials mailed or delivered to the shareholders of the Company (the "Shareholder Materials") in connection with soliciting their consent to this Agreement and the transactions contemplated hereby, contains or will contain at the Effective Time, any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading, except with respect to any statements made in reliance upon and in conformity with written information concerning Parent or Sub which has been furnished to the Company specifically for inclusion in the Shareholder Materials. To the Company's best knowledge, there is no event, fact or condition that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect that has not been set forth in this Agreement or in the Company Schedules.

     3.27  HSR Act. No shareholder of the Company, combined with his or her
           -------
spouse and minor children, if any, and any entities controlled by any of them, including but not limited to the Company, currently has total assets of $100 million or more, as defined under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and the regulations promulgated thereunder, including 16 CFR 801.11. No shareholder of the Company, combined with his or her spouse and minor children, if any, and any entities controlled by any of them, including but not limited to the Company, had total net sales of $100 million or more in the most recent fiscal year, as defined under the HSR Act and the regulations promulgated thereunder, including 16 CFR 801.11.

                                   SECTION 4

               REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

     Except as disclosed in writing in a disclosure letter referring specifically to the representations and warranties in this Agreement that specifically identifies the section and subsection to which such disclosure relates and that is delivered to the Company by the Parent and certified by a duly authorized officer of the Parent prior to the date of this Agreement, Parent or Sub, as the case may be, represents and warrants to the Company as follows:

     4.1  Organization, Standing and Corporate Power.  Each of the Parent and
          ------------------------------------------
Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate power and authority to carry on its business as now being conducted. Parent is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or be in good standing individually or in the aggregate would not have a Material Adverse Effect on Parent.

     4.2  Authority.  Each of the Parent and Sub has the requisite corporate
          ---------
power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by the Company and the consummation by each of Parent and Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of each of Parent and Sub and no other corporate proceedings on the part of each of Parent and Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Sub and constitutes valid and binding obligations of Parent and Sub, enforceable against the Parent and Sub in accordance with its terms.

     4.3  Capitalization.  The authorized capital stock of Parent consists or
          --------------
will, upon the filing of the Restated Articles, consist of (i) 20,000,000 shares of Common Stock, of which 5,830,625 shares are issued and outstanding as of the date of this Agreement, and (ii) 8,298,820 shares of Preferred Stock, 1,500,005 of which have been designated "Series A Preferred," of which 1,500,005 are issued and outstanding as of the date of this Agreement, 700,000 of which have been designated "Series B Preferred," of which 700,000 are issued and outstanding as of the date of this Agreement, 1,730,061 of which have been designated "Series C Preferred, "of which 1,630,061 are issued and outstanding as of the date of this Agreement, 1,698,754 of which have been designated "Series D Preferred," of which 1,571,940 are issued and outstanding as of the date of this Agreement, 2,540,000 of which have been designated "Series E Preferred," all of which will be issued and outstanding upon the issuance of the Series E Preferred as contemplated herein. The outstanding shares have been duly authorized and validly issued in compliance with applicable laws, and are fully paid and nonassessable. Parent has reserved (i) 2,540,000 shares of Series E Preferred in connection with the Merger; (ii) 100,000 shares of Series C Preferred for issuance upon exercise of warrants to purchase Series C Preferred Stock (the "Series C Warrants"); (iii) 8,128,820 shares of Common Stock for issuance upon conversion of the Preferred Stock (1,500,005 shares of Common Stock reserved for conversion of Series A Preferred; 700,000 shares of Common Stock reserved for conversion of Series B Preferred; 1,730,061 shares of Common Stock reserved for conversion of Series C Preferred, 1,698,754 shares of Common Shares reserved for conversion of Series D Preferred and 2,540,000 shares of Common Shares reserved for conversion of Series E Preferred) and (iv) 2,599,321 shares of its Common Stock for issuance to employees, consultants and/or directors pursuant to its 1997 Stock Plan, of which 1,892,050 have been issued and exercised, of which 694,500 are subject to currently issued and unexercised options (the "Unexercised Options"), and of which 133,916 are reserved for issuance upon the exercise of unissued options (the "Unissued Options"). The Common Stock, the Series A Preferred, the Series B Preferred, the

Series C Preferred, the Series D Preferred and the Series E Preferred have the rights, preferences, privileges and restrictions set forth in the Restated Articles.

          (a) Except for (i) the Series C Warrants, (ii) the conversion privileges of the Series A, Series B, Series C, Series D and Series E Preferred,
(iii) the Unexercised Options, (iv) the Unissued Options and (v) the rights provided in the Rights Agreement, there are no outstanding options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from Parent of any shares of its capital stock. Parent is not a party or subject to any agreement or understanding, and, to Parent's best knowledge, there are no agreements or understandings between any persons or entities which affect or relate to the voting or giving of written consent with respect to any security or by a director of Parent.

     4.4  Financial Statements.  Parent has delivered to the Company its audited
          --------------------
balance sheet and statement of operations for the period ended December 31, 1998, and its unaudited balance sheet and statement of operations as for the period ended September 30, 1999 (collectively, the "Parent Financial Statements"). The Parent Financial Statements are complete and correct in all material respects and accurately set out and describe the financial condition and operating results of Parent as of the dates and during the periods indicated therein. The Parent Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied and present fairly the financial position of Parent as at their respective dates and the profits and losses of Parent for the periods then ended; provided, however, that the unaudited Parent Financial Statements do not contain additional financial statements and footnotes required under GAAP and are subject to normal year-end adjustments.

     4.5  Changes.  Since September 30, 1999, there has not been:
          -------

          (a) Any change in the assets, liabilities, financial condition, or operations of Parent except changes in the ordinary course of business which have not been in any case materially adverse;

          (b) Any damage, destruction, or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties or business of Parent (as such business is currently conducted);

          (c) Any waiver or compromise by Parent of a valuable right or of a material debt owed to it;

          (d) Any loans made by Parent to its employees, officers or directors other than travel advances made in the ordinary course of business;

          (e) Any declaration or payment of any dividend or other distribution by Parent;

          (f) To the best of Parent's knowledge, any other event or condition of any character which has materially and adversely affected the assets, liabilities, financial condition, operating results or business (as such business is currently conducted and proposed to be conducted) of Parent; or

          (g) Any material change in any compensation arrangement or agreement with any employee or officer of Parent.

     4.6  Material Obligations.  Except as otherwise disclosed in Section 4.6 of
          --------------------
the Disclosure Letter of Parent, as of the date hereof, Parent is not a party to any contracts, the backlog of which individually exceeds $500,000. Parent has no material liabilities or obligations, absolute or contingent (individually or in the aggregate), except (i) the liabilities and obligations set forth in the Parent Financial Statements, (ii) liabilities and obligations which have been incurred subsequent to December 31, 1998, in the ordinary course of business which have not been, either in any case or in the aggregate, material and (iii) as set forth in the Schedule of Exceptions. None of (i) Software Production and Distribution Agreement, dated January 9, 1998, between Parent and KLA-Tencor Corporation, (ii) Software Purchase Agreement, dated August 1, 1998, between Parent and Motorola, Inc., (iii) Process Development License and Support Agreement, dated May 1, 1999, between parent and TSMC, or (iv) License Agreement effective October 1, 1999 between Parent and Cadence Design Systems, Inc. provided to counsel of the Company has been amended since their respective execution dates.

          (a)  Material Contracts and Commitments.  (i) To the best of Parent's
               ----------------------------------
knowledge, all of the material contracts, agreements and instruments to which Parent is a party are valid, binding and in full force and effect in all material respects, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

               (ii) Except for the agreements explicitly contemplated hereunder, there are no agreements, understandings or proposed transactions between Parent and any of its officers, directors, affiliates or any affiliate thereof. There are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which Parent is a party or by which it is bound which may involve (i) the license of any patent, copyright, trade secret or other proprietary right to or from Parent, (ii) provisions restricting or affecting the development, manufacture or distribution of Parent's products or services or (iii) indemnification by Parent with respect to infringements of proprietary rights.

          (b)  Intellectual Property, Trademarks, etc. Parent has the right to
               --------------------------------------
use, free and clear of all liens, charges, claims and restrictions, all intellectual property, patents, trademarks, service marks, trade names, copyrights, licenses and rights necessary to the business of Parent as presently conducted. To the best of Parent's knowledge, Parent is not infringing upon or otherwise acting adversely to the right or claimed right of any other person under or with respect to the foregoing, and Parent has not received any communications alleging that Parent has violated or, by conducting its business as currently conducted or as proposed to be conducted, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any person or entity.

          (c) Each key employee (including independent contractors, if any) and each officer of Parent has executed an employee confidential information and invention agreement (the "Parent Proprietary Information Agreement"). Such Parent Proprietary Information Agreements constitute valid and binding obligations of Parent and such persons, enforceable in accordance with their respective terms, subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunction relief or other equitable remedies. Parent is not aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement or subject to any judgement, decree or order of any court of administrative agency, that would interfere with the use of his or her best efforts to promote the interests of Parent or that would conflict with Parent's business as currently conducted. Neither the execution or delivery of the Agreements nor the carrying out of Parent's business by the employees of Parent, nor the conduct of Parent's business as currently conducted and as proposed to be conducted will, to Parent's knowledge without special investigation, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contracts, covenants or instruments under which any of such employees is now obligated. Parent does not believe it is or will be necessary to utilize any inventions of any of its employees made prior to their employment by Parent except for any such inventions that are in the public domain.

     4.7  Title to Properties and Assets; Liens, etc.  Parent has good and
          ------------------------------------------
marketable title to all properties and assets and has good title to all its leasehold interests necessary for its business as currently conducted in all material respects, in each case subject to no mortgage, pledge, lien, lease, encumbrance or charge, other than (i) the lien of current taxes not yet due and payable, and (ii) possible minor liens and encumbrances which do not in any case materially detract from the value of the property subject thereto or materially impair the operations of Parent, and which have not arisen otherwise than in the ordinary course of business.

     4.8  Compliance with Other Instruments, None Burdensome, etc.  Parent is
          -------------------------------------------------------
not in violation of any term of its Restated Articles or Bylaws, as each are amended to date, or in any material respect of any term or provision of any material mortgage, indebtedness, indenture, contract, agreement, instrument, judgment or decree, and to the best of Parent's knowledge, Parent is not in violation of any order, statute, rule or regulation applicable to Parent. The execution, delivery and performance of and compliance with this Agreement, and the consummation of the transactions contemplated hereby, have not resulted and will not result (i) in any violation of, or conflict with, or constitute a default under, Parent's Restated Articles or Bylaws, as amended to date, or (ii) in any material violation of, conflict with or default under any of its agreements, nor result in the creation of, any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of Parent.

     4.9  Litigation, etc.  There are no actions, suits, proceedings or
          ---------------
investigations pending against Parent or its properties before any court or governmental agency (nor, to the best of Parent's knowledge, is there any reasonable basis therefor or threat thereof). Parent is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by Parent currently pending or which Parent intends to initiate.

     4.10 Registration Rights.  Except as set forth in the Rights Agreement
          -------------------
attached hereto as Exhibit D, Parent is not under any contractual obligation to register (as defined in Section 2.2 of the Rights Agreement) any of its presently outstanding securities or any of its securities which may hereafter be issued.

     4.11 Governmental Consent, etc.  No consent, approval or authorization of
          -------------------------
or designation, declaration or filing with any governmental authority on the part of Parent is required in connection with the valid execution and delivery of this Agreement, or the consummation of the transactions contemplated hereby, except (a) filing of the Restated Articles in the office of the California Secretary of State, (b) qualification (or taking such action as may be necessary to secure an exemption from qualification, if available) of the offer and sale of shares of Series E Preferred (and the Parent Common Stock issuable upon conversion of such shares) and the Notes under the California Corporate Securities Law of 1968, as amended, which filings and qualifications, if required, will be accomplished in a timely manner, (c) the receipt of a valid exemption from the registration requirements of the Securities Act, (d) the filing of the Agreement of Merger with the California Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (e) approval and adoption of this Agreement and approval of the Merger by Parent's shareholders and (f) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate would not have a Material Adverse Effect on the Parent or impair the ability of Parent or Sub to perform their obligations under this Agreement.

     4.12 Tax Returns and Payments.  Parent has timely filed all tax returns
          ------------------------
(federal, state and local) required to be filed by it. All such tax returns are true and correct. All taxes shown to be due and payable on such returns, any assessments imposed, and all other taxes due and payable by Parent on or before the Closing have been paid or will be paid prior to the time they become delinquent. Parent has not been advised (i) that any of its returns, federal, state or other, have been or are being audited as of the date hereof, or (ii) of any deficiency in assessment or proposed judgment to its federal, state or other taxes. Parent has no knowledge of any liability of any tax to be imposed upon its properties or assets as of the date of this Agreement that is not adequately provided for.

     4.13 Employee Matters.  Except as provided in this Agreement or as
          ----------------
contemplated hereby, Parent has no employment contracts with any of its employees not terminable at will. Parent does not have any collective bargaining agreements with any of its employees and no labor union organizing activity is pending or threatened with respect to Parent. Parent does not have any Employee Benefit Plan as defined in the Employee Retirement Income Security Act of 1974 ("ERISA").

     4.14 Insurance.  Parent has in full force and effect fire and casualty
          ---------
insurance policies, with extended coverage, sufficient in amount (subject to reasonable deductibles) to allow it to replace any of its properties that might be damaged or destroyed.

     4.15 Disclosure.  Parent has provided to the Company and each Shareholder
          ----------
all information requested by such party in writing in connection with the transactions contemplated hereunder. Neither this Agreement (including the Exhibits hereto) nor any other written documents or certificates delivered in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. The presentation to the Principal Shareholders, dated August 31, 1999 (the "Presentation") was made in good faith by Parent and with respect to any assumptions, projections and expressions of opinion or predictions referred to in the Presentation (collectively, "Projections"), such Projections were made in good faith based upon assumptions Parent believed to be reasonable, provided, however, that Parent makes no representation as to the accuracy of such Projections.

     4.16 Status of Shares.  The shares of (i) Series E Preferred, when issued
          ----------------
in the Merger in compliance with this Agreement, and (ii) common stock of Parent issuable upon the conversion of the Series E Preferred, will be validly issued, fully paid and nonassessable.

     4.17 Experience; Access to Data.  Parent has substantial experience in
          --------------------------
evaluating and acquiring companies similar to the Company so that it is capable of evaluating the merits and risks of the transactions contemplated hereby and has the capacity to protect its own interests. Parent has had an opportunity to discuss the Company's business, management and financial affairs with its management. Parent has also had an opportunity to ask questions of officers of the Company, which questions were answered to its satisfaction.

                                   SECTION 5

                                   COVENANTS

     5.1  Conduct of Business of the Company.  During the period from the date
          ----------------------------------
of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company shall carry on its business in the usual, regular and ordinary course in substantially the same manner as conducted prior to the date of this Agreement and, to the extent consistent with such business, use all commercially reasonable efforts consistent with past practice and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, with the objective that its goodwill and ongoing business shall be unimpaired at the Effective Time. The Company shall promptly notify Parent of any event or occurrence not in the ordinary course of business of the Company. Except as expressly contemplated by this Agreement or disclosed in the Company Schedules, the Company shall not, without the prior written consent of Parent:

          (a) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock;

          (b) Issue, deliver or sell, authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities or authorize or propose any change in its equity capitalization;

          (c) Solicit approval for or effect any amendments to the Company's Articles of Incorporation or Bylaws;

          (d) Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Company;

          (e) Sell, lease, license, pledge or otherwise dispose of or encumber any of its properties or assets except in the ordinary course of business consistent with past practice (including without limitation any indebtedness owed to it or any claims held by it);

          (f) Except in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee, endorse or otherwise become responsible for the obligations of others, or make loans or advances;

          (g) Pay, discharge or satisfy in an amount in excess of $10,000 in any one case any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice of liabilities reflected or reserved against in the Financial Statements or those incurred after the Balance Sheet in the ordinary course of business;

          (h) Adopt or amend any employee benefit or employee stock purchase or employee option plan, or enter into any employment contract, pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates of its officers or employees other than in the ordinary course of business, consistent with past practice, or change in any material respect any management policies or procedures;

          (i) Commence a lawsuit other than for the routine collection of bills;

          (j) Transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to the Company IP Rights or enter into grants to future patent rights, other than in the ordinary course of business;

          (k) Except in the ordinary course of business with prior notice to Parent, violate, amend or otherwise modify the terms of any of the Company's contracts binding on the Company as set forth in Section 3.8 of the Company Schedules;

          (l) Revalue any of its assets, including without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business and consistent with past practice;

          (m) Make any material tax election other than in the ordinary course of business and consistent with past practice, change any material tax election, adopt any material tax accounting method other than in the ordinary course of business and consistent with past practice, change any material tax accounting method, file any material tax return (other than any estimated tax returns, payroll tax returns or sale tax returns) or any amendment to a material tax return, enter into any closing agreement, settle any tax claim or assessment, or consent to any tax claim or assessment, without the prior written consent of the Parent, which consent will not be reasonably withheld;

          (n) Engage in any activities or transactions that are outside the ordinary course of its business consistent with past practice;

          (o) Fail to pay or otherwise satisfy its monetary obligations as they become due, except such as are being contested in good faith; or waive or commit to waive any rights of substantial value; or cancel, materially amend or renew any insurance policy; or

          (p) Take, or agree (in writing or otherwise) to take, any of the actions described in Sections 5.1(a) through (o) above, or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect or result in any of the conditions to the Merger set forth in Section 6 not being satisfied.

     5.2  No Solicitation.  Until the earlier of the Effective Time or the
          ---------------
termination of this Agreement pursuant to the provisions of Section 8.1, neither the Company nor the Principal Shareholders will (nor will the Company permit any of the Company's officers, directors, agents, representatives or affiliates to) directly or indirectly, take any of the following actions with any party other than Parent and its designees: (a) solicit, conduct discussions with or engage in negotiations with any person or take any other action intended or designed to facilitate the efforts of any person, other than Parent, relating to the possible acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any material portion of its capital stock or assets, (b) provide information with respect to it to any person, other than Parent, relating to the possible acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any portion of its or their capital stock or assets, (c) enter into an agreement with any person, other than Parent, providing for the acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any portion of its capital stock or assets or (d) make or authorize any statement, recommendation or solicitation in support of any possible acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any portion of its capital stock or assets by any person, other than by Parent. In addition to the foregoing, if the Company or the Principal Shareholder receives any unsolicited bona fide offer or proposal relating to any of the above, the
            ---- ----
Company or the Principal Shareholder (as the case may be) shall immediately notify Parent thereof, including information as to the identity of the offeror or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be.

     5.3  Access to Information.  Upon reasonable notice, the Company and Parent
          ---------------------
shall each afford the officers, accountants, counsel and other representatives of the other party, reasonable access during normal business hours during the period prior to the Effective Time to (a) all of its properties, books, contracts, commitments and records, and (b) all other information concerning its business, properties and personnel (subject to restrictions imposed by applicable law) as the other may reasonably request, including without limitation access upon reasonable request to such party's employees, customers and vendors for due diligence inquiry. Each of Parent and the Company agrees to provide to the other and its accountants, counsel and other representatives copies of internal financial statements, business plans and projections promptly upon request. No information or knowledge obtained in any investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

     5.4  Confidentiality.  Each of the parties agrees to keep such information
          ---------------
or knowledge obtained in any investigation pursuant to Section 5.3, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, confidential unless (i) such information becomes known to the public generally, (ii) disclosure is required by law or the order of any governmental authority under color of law, or (iii) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party, provided, that prior to disclosing any information prior written notice thereof shall be given to the other party and provide such other party with the opportunity to contest such disclosure and the disclosing party shall cooperate with efforts to prevent such disclosure.

     5.5  Expenses.  Whether or not the Merger is consummated, all reasonable
          --------
and customary fees and expenses incurred in connection with the Merger including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses. Such fees and expenses of the Company and its Shareholders shall be paid entirely by the Shareholders.

     5.6  Public Disclosure.  Unless otherwise required by law or otherwise
          -----------------
disclosed to legal counsel or accountants of the Shareholders in connection with evaluating the merits of the transactions contemplated hereof, prior to the Effective Time, no disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement shall be made by any party hereto unless approved by Parent and the Company prior to release, provided that such approval shall not be unreasonably withheld, subject, in the case of Parent, to Parent's obligation to comply with applicable securities laws.

     5.7  Consents.  Each of Parent and the Company shall promptly apply for or
          --------
otherwise seek, and use its reasonable efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the Merger, and the Company shall use all reasonable efforts to obtain all consents, waivers and approvals under any of the Company's agreements, contracts, licenses or leases in order to preserve the benefits thereunder for the Surviving Corporation and otherwise in connection with the Merger. All of such Company consents and approvals are set forth in Section 5.7 of the Company Schedules.

     5.8  Tax Covenants of Shareholders.
          -----------------------------

          (a)  Liability for Taxes.  Shareholders shall be liable for all income
               -------------------
taxes imposed on the Company for any taxable year or period ending on or prior to the Closing Date (other than income taxes solely arising out of changes in method of accounting of the Company from that of a cash basis method of accounting to that of an accrual basis method of accounting and the Company ceasing to be taxed as an "S" corporation after the Closing) and all income taxes imposed with respect to the Shareholder Product Receivable (as defined in Section 5.16). Shareholders shall pay all stamp, recordation, or similar transfer taxes attributable to the transfer of the Shares from Shareholders to Parent.

          (b)  Tax Returns. Shareholders shall have the responsibility for
               -----------
preparing the final returns of the Company taking into account income from operations prior to Closing. Such returns shall be prepared in accordance with applicable law and past practices consistently applied and shall be subject to prior review by Parent.

     5.9  Reasonable Efforts.  Subject to the terms and conditions provided in
          ------------------
this Agreement, each of the parties hereto shall use all reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided that Parent shall not be required to agree to any divestiture by Parent or the Company or any of Parent's subsidiaries or affiliates of shares of capital stock or of any business, assets or property of Parent or its subsidiaries or affiliates or the Company or its affiliates, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

     5.10 Notification of Certain Matters.  The Company shall give prompt notice
          -------------------------------
to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which may cause any representation or warranty of the Company and Parent, respectively, contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (ii) any failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.10
--------  -------
shall not limit or otherwise affect any remedies available to the party receiving such notice.

     5.11 Blue Sky Laws.  Parent shall take such steps as may be necessary to
          -------------
comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of Series E

Preferred pursuant hereto. The Company shall use its best efforts to assist Parent as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Series E Preferred pursuant hereto.

     5.12 Noncompetition Agreements.  At the Effective Time, Parent and each of
          -------------------------
the Principal Shareholders shall enter into noncompetition agreements in the form attached as Exhibit F (the "Noncompetition Agreements").
                 ---------

     5.13 Employment Agreements.  At the Effective Time, Parent and the
          ---------------------
Principal Shareholders shall enter into employment agreements in substantially the form attached as Exhibit G (the "Employment Agreements"). The Employment
                     ---------
Agreements shall become effective as of the Effective Time.

     5.14 Investment Representation Agreements.  At the Effective Time, all of
          ------------------------------------
the holders of outstanding shares of capital stock of the Company shall execute and deliver to Parent Investment Representation Agreements in the form attached hereto as Exhibit H.
          ---------

     5.15 Cash Balances; Pre-Closing Liabilities.  Any available cash balances
          --------------------------------------
and prepaid expenses and deposits as of the Closing ("Closing Cash Balances") shall be held in trust by the Surviving Corporation for the benefit of the Shareholders. The Surviving Corporation shall be authorized to make payments on behalf of the Company and the Shareholders with respect to any Pre-Closing Liabilities (as defined in Section 5.16) to the extent of the Closing Cash Balances and subject to Section 5.16(c), to extent of the Shareholder Product Receivable (as defined in Section 5.16). Notwithstanding the foregoing, the Surviving Corporation shall not assume any Pre-Closing Liabilities and the Shareholders shall remain liable with respect thereto.

     5.16 Certain Adjustments.
          -------------------

          (a) On or after January 1, 2000 and immediately prior to the Merger, the Company shall deliver to Parent a statement (the "Statement"), certified by an officer of the Company, setting forth the accounts receivable with respect to the Product Revenues (as defined below) of the Company (the "Product Receivable") as of the close of business on the Closing Date (the "Closing Product Receivable") and the Pre-Closing Liabilities (as defined below). The Statement shall set forth in reasonable detail the date and the corresponding amounts of each sales which relate to the Closing Product Receivable and the description and the corresponding amounts of each item of the Pre-Closing Liabilities.

          (b) The Company shall distribute as a dividend fifty-five percent (55%) of the Product Receivable immediately prior to the Closing (the "Closing Product Receivable") to the Shareholders on the basis that the Closing Product Receivable which relate to the most dated invoices shall be allocated to the Shareholders first (the "Shareholder Product Receivable"). Subject to the set-off described in Section 5.16(c), the Surviving Corporation, acting as an agent for the Shareholders, shall collect the distributed Shareholder Product Receivable and shall distribute to the Shareholders as soon as practicable following the last business day of each month the Shareholder Product Receivable as are collected by the Surviving Corporation. The Shareholder

Product Receivable shall be allocated to each Shareholder on a prorated basis by the Surviving Corporation in relation to their shares of capital stock of the Company.

          (c) Notwithstanding any other provisions to the contrary in this Agreement, to the extent the Pre-Closing Liabilities shall exceed the Closing Cash Balances, the Surviving Corporation shall be entitled to set-off the amount of such excess against the Shareholder Product Receivable (the "Excess Pre-Closing Liabilities"). To the extent the Closing Cash Balances shall exceed the Pre-Closing Liabilities, the Surviving Corporation shall distribute such excess on a prorated basis to the Shareholders in relation to their allocated portion of the Merger Consideration, and the Merger Consideration shall be deemed to include such excess.

          (d) The term "Product Receivable" shall mean the accounts receivable of the Company as of the Closing generated from license sales of the Company's Computer Aided Transcription System software (the "Products"), excluding any portion of such receivable generated as a result of any maintenance, support or other services rendered by the Company. The term "Pre-Closing Liabilities" shall mean all operating expenses incurred by the Company on or prior to the Closing Date which were not paid as of the Closing Date, which expenses would be shown by a trade account payable on the financial statements of the Company had the Company operated under an accrual method of accounting, plus expenses relating to employee salaries and bonuses and employee accrued vacations. Such expenses shall include, without limitation, fees to accounting firms for services rendered in connection with the preparation and filing of the final tax returns of the Company and any outstanding legal fees for services rendered and other expenses in connection with the Merger, the transactions contemplated hereby incurred by the Company on or prior to the Closing Date and lease payments with respect to the Company Lease (as defined in Section 6.2(k)) for periods prior to the Closing Date (but excluding any commitments to maintain, support or service the Company's Products and any taxes imposed relating to the conversion from that of a cash method of accounting to that of an accrual method of accounting).

     5.17 Voting Agreement. The Principal Shareholders shall vote in favor of
          ----------------
the Merger and the transactions contemplated hereby at the meeting of the shareholders of the Company held for the purpose of approving the Merger and the transactions contemplated hereby in accordance with the Articles of Incorporation of the Company and the California Code.

     5.18 Section 338(h)(10) Election. The parties agree that no Section
          ---------------------------
338(h)(10) election under the Code shall be made.


                                   SECTION 6

                           CONDITIONS TO THE MERGER

     6.1  Conditions to Obligations of Each Party to Effect the Merger. The
          ------------------------------------------------------------
respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a)  Shareholder Approval.  This Agreement, the agreements
               --------------------
contemplated hereunder and the Merger and the other transactions contemplated hereby and thereby shall have been approved and adopted by: (i) the affirmative vote or consent of the holders of at least 75% of the outstanding shares entitled to vote of each of Parent and the Company and no more than 10% of such shares for each of Parent and the Company shall vote against this Agreement or the transactions contemplated hereby, (ii) the affirmative vote or consent of at least a majority of the outstanding shares of Common Stock of each of Parent and the Company, (iii) the affirmative vote or consent of the holders of at least a majority of the outstanding Preferred Stock of Parent, (iv) the affirmative vote or consent of at least two-thirds of the outstanding shares of Series A and Series B Preferred Stock of Parent, voting together as a single class, (v) the affirmative vote or consent of at least a majority of the outstanding shares of Series C Preferred Stock of Parent, (vi) the affirmative vote or consent of at least two-thirds of the outstanding shares of Series D Preferred Stock of Parent and (vii) the affirmative vote or consent of at least two-thirds of the outstanding shares of Series A, Series B, Series C and Series D Preferred Stock, voting together as a single class.

     6.2  Additional Conditions to the Obligations of Parent and Sub. The
          ----------------------------------------------------------
obligations of Parent and Sub to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

          (a)  Representations, Warranties and Covenants.  The representations
               -----------------------------------------
and warranties of the Company and the Principal Shareholders in this Agreement shall be true and correct on and as of the date of this Agreement and as of the Closing Date as though such representations and warranties were made on and as of such time and the Company and the Principal Shareholders shall have performed and complied with all covenants, obligations and conditions of this Agreement required to be performed and complied with by each of them as of the Closing Date. Parent shall have been provided with a certificate dated as of the Closing Date executed on behalf of the Company by its Chief Executive Officer and Chief Financial Officer to such effect.

          (b)  Legal Opinion.  Parent shall have received a legal opinion from
               -------------
Rosenblum, Parish & Isaacs, legal counsel to the Company, substantially in the form of Exhibit I.
        ---------

          (c)  No Injunctions or Restraints on Conduct of Business.  No
               ---------------------------------------------------
temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging Parent's proposed acquisition of the Company, or limiting or restricting Parent's conduct or operation of the business of the Company (or its own business) following the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending.

          (d)  Litigation.  There shall be no action, suit, claim or
               ----------
proceeding of any nature pending, or overtly threatened, against the Parent, Sub or the Company, their respective properties or any of their officers or directors, arising out of, or in any way connected with, the Merger or the other transactions contemplated by the terms of this Agreement, or that could materially and adversely affect the business, assets, liabilities, financial condition or results of operations of the Company.

          (e)  Due Diligence.  The Parent shall be satisfied with the results
               -------------
of its due diligence review of the Company.

          (f)  Investment Representations.  Parent shall have received from
               --------------------------
each of the shareholders of the Company an executed Investment Representation Agreement which shall be in full force and effect.

          (g)  No Dissenters.  No Shareholder(s) representing more than 2.5% of
               -------------
the outstanding capital stock of the Company shall have exercised, nor shall they continue to have the right to exercise, appraisal rights with respect to the transactions contemplated by this Agreement.

          (h)  Noncompetition Agreements; Employment Agreements.  Each of the
               ------------------------------------------------
Noncompetition Agreements and the Employment Agreements shall have been duly executed and delivered by the parties thereto.

          (i)  Securities Law Compliance.  Parent shall have received from the
               -------------------------
Shareholders of the Company executed investment representation statements and completed questionnaires in form and substance satisfactory to Parent that the issuance of the shares of Series E Preferred and the Notes pursuant to the Merger is exempt from the registration requirements of the Securities Act and is exempt from registration under applicable state securities laws.

          (j)  Restated Articles; Stockholder Approval. The Restated Articles
               ---------------------------------------
shall have been duly authorized, executed and filed with the Secretary of State of the State of California. The shareholders of each of Parent and the Company shall have approved the Merger and the transactions contemplated hereby in accordance with the Restated Articles and the California Code.

          (k)  Assignment of Contracts.  Each of (i) the Development and
               -----------------------
Distribution Agreement, dated October 1, 1991 between the Company and KLA Instrument Corporation, (ii) Lease, dated May 10, 1990, between Los Gatos Business Park and the Company relating to the premises located at 101 Albright Way, Los Gatos, California ("Company Lease") and (iii) Quicklease Agreement, dated May 5, 1999, between the Company and IBM Credit Corporation, shall have been assigned to the Surviving Corporation.

          (l)  Employment Agreements.  The Employment Agreements shall have
               ---------------------
been executed and delivered by the parties thereto.

     6.3  Additional Conditions to Obligations of Company. The obligations of
          -----------------------------------------------
the Company to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

          (a)  Representations, Warranties and Covenants.  The representations
               -----------------------------------------
and warranties of Parent and Sub in this Agreement shall be true and correct (such that a breach of such representations and warranties would not have a Material Adverse Effect on Parent) on and as of the date of this Agreement and as of the Closing Date as though such representations and warranties were made on and as of such time and each of Parent and Sub shall have performed and complied with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Closing Date. The Company shall have been provided with a certificate dated as of the Closing Date and executed on behalf of Parent by an executive officer of Parent to such effect.

          (b)  Stockholder Rights Agreement.  The 1999 Second Amended and
               ----------------------------
Restated Shareholder Rights Agreement in the form of Exhibit J (the "Rights
                                                     ---------
Agreement") shall have been executed and delivered by Parent.

          (c)  Restated Articles; Parent Stockholder Approval.  The Restated
               ----------------------------------------------
Articles shall have been duly authorized, executed and filed with the Secretary of State of the State of California. The shareholders of Parent shall have approved the Merger and the transactions contemplated hereby in accordance with the Restated Articles and the California Code.

          (d)  Litigation.  There shall be no action, suit, claim or proceeding
               ----------
of any nature pending, or overtly threatened, against Parent or Sub, their respective properties or any of their officers or directors, arising out of, or in any way connected with, the Merger or the other transactions contemplated by the terms of this Agreement, or that would materially and adversely affect the business, assets, liabilities, financial condition or results of operations of Parent.

          (e)  Employment Agreements.  Each the Employment Agreements shall
               ---------------------
have been duly executed and delivered by Parent.

                                   SECTION 7

                                INDEMNIFICATION

     7.1  General Indemnification.
          -----------------------

          (a) The Shareholders covenant and agree to indemnify, defend, protect and hold harmless Parent and the Surviving Corporation and their respective officers, directors, employees, shareholders, assigns, successors and affiliates from, against and in respect of:

               (i) all liabilities, losses, claims, damages, punitive damages, courses of actions, lawsuits, administrative proceedings (including informal proceedings), investigations, audits, demands, assessments, adjustments, judgments, settlement payments, deficiencies, penalties, fines, interest (including interest from the date of such damages) and costs and expenses (including without limitation reasonable attorneys' fees and disbursements of every kind, nature and description) (collectively, "Damages") suffered, sustained or incurred by the party or parties entitled to indemnification under this Section 7.1 (individually, an "Indemnified Party" and collectively, "Indemnified Parties") in connection with, resulting from or arising out of, directly or indirectly:

                    (1) any breach of any representation or warranty of the Company or the Principal Shareholders set forth in this Agreement or any certificate, document or instrument delivered by or on behalf of the Company or the Principal Shareholders in connection herewith;

                    (2) any non fulfillment of any covenant or agreement on the part of the Company or the Principal Shareholders in this Agreement;

                    (3) the business, operations or assets of the Company prior to the Closing Date, including without limitation, (i) the Pre-Closing Liabilities, and (ii) all taxes of the Company attributable to any period (or portion of any period) ending on or prior to the Closing Date, except as otherwise disclosed in the Company Financial Statements or the Company Schedules (other than taxes attributable to the changes in accounting methods on the Closing Date from that of a cash method accounting to an accrual method of accounting and the Company ceasing to be taxed as an "S" corporation after the Closing);

                    (4) (i) any required pro rata refund to customers of annual product maintenance fees previously paid to the Company pursuant to any CAT Software License Agreements ("License Agreements") as a result of any customers refusing to consent to the assignment of any such License Agreements to the Surviving Corporation which consent was required pursuant to such Licensing Agreements ("Required Assignment") and (ii) any Damages incurred by Parent or the Surviving Corporation as a result of any third party to a non-disclosure agreement to which the Company is a party refusing to consent to any Required Assignment or waive any noncompliance of such nondisclosure agreements to the extent such Damages arises from disclosure made on or prior to the Closing Date;

                    (5)  any Claims arising out of the Shareholder Materials;

                    (6) the actions or omissions of the Company's directors, officers, shareholders, employees or agents prior to the Closing Date; and

               (ii) any and all Damages incident to any of the foregoing or to the enforcement of this Section 7.1(a).

     Notwithstanding any other provision in this Agreement, except as provided in Section 7.1(a)(i)(4), the Shareholders shall not be liable to Parent or the Surviving Corporation or have any indemnification duties to them for any Damages incurred as a result of a third party to any contract refusing to consent to any Required Assignment.

          (b) Parent and Sub, jointly and severally, covenant and agree to indemnify, defend, protect and hold harmless the Shareholders from, against and in respect of:

               (i) all Damages suffered, sustained or incurred by the Indemnified Parties in connection with, resulting from or arising out of, directly or indirectly:

                    (1) any breach of any representation or warranty of the Parent set forth in this Agreement or any certificate, document or instrument delivered by or on behalf of Parent in connection herewith;

                    (2) any nonfulfillment of any covenant or agreement on the part of Parent in this Agreement;

                    (3) the business, operations or assets of the Surviving Corporation after the Closing Date (except with respect to the Shareholder Product Receivable), including without limitation, all taxes of the Surviving Corporation attributable to any period (or portion of any period) ending after the Closing Date and with respect to all taxes attributable to the changes in accounting methods on or after the Closing Date from that of a cash method accounting to an accrual method of accounting and the Company ceasing to be taxed as an "S" corporation after the Closing; or

                    (4) the actions or omissions of the Surviving Corporation's directors, officers, shareholders, employees or agents after the Closing Date; and

               (ii) any and all Damages incident to any of the foregoing or to the enforcement of this Section 7.1(b).

     7.2  Limitation and Expiration.  Notwithstanding the above:
          -------------------------

          (a) There shall be no liability for indemnification under Section 7.1 unless the aggregate amount of Damages exceeds $100,000 (the "Indemnification Threshold"), in which event the liability for indemnification will apply to the entire aggregate amount of Damages. Subject to the Shareholders' option to exercise the set-off described in the Notes in lieu of applying the Pledged Shares to satisfy any claims hereunder or to pay cash as provided in Section 7.2(c) below, the Pledged Shares shall represent the exclusive means of satisfying any claims under Section 7.1(a) and with respect to Claims (as defined below) relating to any breach of the representation or warranties set forth in Section 3 or the covenants set forth in Section 5, except with respect to Claims relating to any breach of the representations and warranties set forth in Section 3.12 (Taxes) and 3.22 (Environmental Matters) or for Claims relating to fraud or willful misconduct. For purposes of satisfying indemnification obligations pursuant to Section 7.1(a), the Pledged Shares shall be valued at $16 per share, or in the event Parent shall have effected a registration statement on Form S-1 covering the offer and sale of common stock of Parent for the account of Parent to the public, at the greater of $16 or the average of the closing price of such Parent Common Stock as reported on a national securities exchange or quoted on NASDAQ for the ten trading days preceding the date of the Claim Notice. Any Damages paid pursuant to Section 7.1(a) shall be paid on a prorated basis by the Shareholders in relation to their allocable portion of the Pledged Shares, and any Damages paid pursuant to Section 7.1(b) shall be paid by Parent to the Shareholders on a pro-rated basis in relation to their allocable portion of shares of Series E Preferred. Notwithstanding the foregoing, in the event

Parent shall have consummated an IPO within one year following the Closing and all of the Pledged Shares to be issued to the Minority Shareholders shall have been released in accordance with Section 2.1(i)(ii), any Damages paid pursuant to Section 7.1(a) shall be paid on a prorated basis by the Principal Shareholders in relation to their allocated portion of the Pledged Shares as among themselves without regard to the Pledged Shares issued to the Minority Shareholders.

          (b) The indemnification obligations under this Section 7 shall terminate as follows:

               (i) with respect to claims or demands (a "Claim") relating to a breach of the representations and warranties set forth in Section 3.12 (Taxes) and 3.22 (Environmental Matters) or fraud or willful misconduct, upon the later of the expiration of the applicable statute of limitations period or the final resolution of any and all such Claims pending as of such date; and

               (ii) with respect to all other Claims for indemnification under this Section 7, upon the later of the second anniversary of the Closing Date or the final resolution of any such claims pending as of the second anniversary of the Closing Date.

     The term "Indemnification Deadline Date" refers to the expiration date of the applicable statute of limitations period with respect to Claims under clause
(i) above and the second anniversary of the Closing Date with respect to claims under clause (ii) above. The term "Pending Claims" refers to the pending claims described in clauses (i) and (ii) above. From and after the applicable Indemnification Deadline Date, the indemnification obligations under this
Section 7 shall survive only to the extent of Pending Claims.

          (c) Notwithstanding any other provisions contained herein to the contrary, the Shareholders shall have the option exercisable by prior written notice to Parent of not more than 5 days following the Claim Date to satisfy any claims under this Section 7 by paying in immediately available funds the amount of Damages such Shareholders are obligated to pay hereunder. The term "Claim Date" shall mean the date on which the Shareholders shall have adjudged to be liable or shall have entered into settlements or compromises or shall be subject to any arbitration awards with respect to any Claims.

     7.3  Indemnification Procedures.  All Claims for indemnification under this
          --------------------------
Section 7 shall be asserted and resolved as follows:

          (a) In the event the Indemnified Party has a Claim hereunder which does not involve a Claim being asserted against or sought to be collected by a third party, the Indemnified Party shall with reasonable promptness send a Claim Notice (as defined in Section 7.3(c) below) with respect to such Claim to the indemnifying party. If the indemnifying party does not notify the Indemnified Party within 45 days from the date of receipt of such Claim Notice that indemnifying party disputes such Claim, the amount of such Claim shall be conclusively deemed a liability of the indemnifying party hereunder. In case the indemnifying party shall object in writing to any Claim made in accordance with this Section 7.3(a), the Indemnified Party shall have fifteen (15) days to respond in a written statement to the objection of the indemnifying party. If after such fifteen (15) day period there remains a dispute as to any Claims, the parties shall attempt in good faith for sixty (60) days to agree upon the rights of the respective parties with respect to each of such Claims. If the parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties. If no such agreement can be reached after good faith negotiation, either party may demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three arbitrators. Parent and the Shareholders Representative (as defined in Section 7.4) shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator, each of which arbitrators shall be independent and have at least ten years relevant experience. The arbitrators shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrators, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrators shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys fees and costs, to the extent as a court of competent law or equity, should the arbitrators determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of a majority of the three arbitrators as to the validity and amount of any Claim in such Claim Notice shall be binding and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrators.

          (b) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Santa Clara County, California under the rules then in effect of the American Arbitration Association. For purposes of this Section 7.3, in any arbitration hereunder in which any claim or the amount thereof stated in the Claim Notice is at issue, the Indemnified Party shall be deemed to be the Non-Prevailing Party in the event that the arbitrators award such Indemnified Party less than the sum of one-half (1/2) of the disputed amount plus any amounts not in dispute; otherwise, the Indemnifying Party shall be deemed to be the Non-Prevailing Party. The Non-Prevailing Party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative costs of the arbitration, and the expenses, including without limitation, reasonable attorneys' fees and costs, incurred by the other party to the arbitration.

          (c) In the event that any Claim for which the indemnifying party would be liable to an Indemnified Party hereunder is asserted against an Indemnified Party by a third party, the Indemnified Party shall with reasonable promptness notify the indemnifying party of such Claim, including a copy of the Claim made if the Claim was made in writing, specifying the nature of such claim and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such Claim) (the "Claim Notice"). The indemnifying party shall have 30 days from the receipt of the Claim Notice (the "Notice Period") to notify the Indemnified Party (i) whether or not the indemnifying party disputes the indemnifying party's liability to the Indemnified Party hereunder with respect to such Claim and (ii) if the indemnifying party does not dispute such liability, whether or not the indemnifying party desires, at the sole cost and expense of the indemnifying party, to defend against such Claim, provided that the indemnifying party is hereby authorized (but not obligated) prior to and during the Notice Period to file any motion, answer or other pleading and to take any other action which the indemnifying party shall deem necessary or appropriate to protect the indemnifying party's interests. In the event that the indemnifying party notifies the Indemnified Party within the Notice Period that the indemnifying party does not dispute the indemnifying party's obligation to indemnify hereunder and desires to defend the Indemnified Party against such Claim and except as hereinafter provided, the indemnifying party shall have the right to defend by appropriate proceedings, which proceedings shall be diligently settled or prosecuted by the indemnifying party to a final conclusion; provided that, unless the Indemnified Party otherwise agrees in
            --------
writing, the indemnifying party may not settle any matter (in whole or in part) unless such settlement includes a complete and unconditional release of the Indemnified Party. If the Indemnified Party desires to participate in, but not control, any such defense or settlement the Indemnified Party may do so at the Indemnified Party's sole cost and expense. If the indemnifying party elects not to defend the Indemnified Party against such Claim, whether by failure of the indemnifying party to give the Indemnified Party timely notice as provided above or otherwise, then the Indemnified Party, without waiving any rights against the indemnifying party, may settle or defend against any such Claim in the Indemnified Party's sole discretion and the Indemnified Party shall be entitled to recover from the indemnifying party the amount of any settlement or judgment and, on an ongoing basis, all indemnifiable costs and expenses of the Indemnified Party with respect thereto, including interest from the date such costs and expenses were incurred.

          (d) Notwithstanding Section 7.4(b) above, in the event Parent is an Indemnified Party, Parent shall have the right to control or assume (as the case may be) the defense of any Claim and the amount of any judgment or settlement and fifty percent (50%) of the reasonable costs and expenses of defense shall be included as part of the indemnification obligations of the Shareholders hereunder if any Claim seeks material prospective relief which, in the reasonable opinion of Parent, has reasonable likelihood of success and which success could have a material adverse effect on the assets, liabilities, financial condition, results of operations or business prospects of Parent and Parent shall have given the Shareholder Representative written notice of the same. If Parent should elect to exercise such right, the Shareholder Representative shall have the right to participate in, but not control, the defense of such claim or demand at the sole cost and expense of the Shareholders. Notwithstanding the foregoing, Parent shall not settle any Claim without the written consent of the Shareholder Representative, which consent shall not be unreasonably withheld.

          (e) Nothing herein shall be deemed to prevent the Indemnified Party from making a Claim, and an Indemnified Party may make a Claim hereunder, for potential or contingent claims or demands provided the Claim Notice sets forth the specific basis for any such potential or contingent claim or demand to the extent then feasible and the Indemnified Party has reasonable grounds to believe that such a claim or demand may be made.

          (f) The Indemnified Party's failure to give reasonably prompt notice to the indemnifying party of any actual, threatened or possible claim or demand which may give rise to a right of indemnification hereunder shall not relieve the indemnifying party of any liability which the indemnifying party may have to the Indemnified Party unless the failure to give such notice materially and adversely prejudiced the indemnifying party.

          (g) The parties will make appropriate adjustments for any tax benefits, tax detriments or insurance proceeds in determining the amount of any indemnification obligation under Section 7, provided that the indemnifying
                                            --------
party shall not be obligated to seek any payment pursuant to the terms of any insurance policy.

     7.4  Shareholders' Representative.
          ----------------------------

          (a) Upon the closing of the Merger, Mr. Roger Sturgeon shall be constituted and appointed as agent and attorney-in-fact (the "Shareholders' Representative") for and on behalf of each of the Shareholders to give and receive notices and communications, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to Claims, and to take all actions necessary or appropriate in the judgment of the Shareholders' Representative for the accomplishment of the foregoing. Such agency may be changed (whether pursuant to vacancy, removal or resignation) by the vote of a majority of the Shareholders from time to time upon not less than thirty (30) days prior written notice to Parent. No bond shall be required of the Shareholders' Representative, and the Shareholders' Representative shall receive no compensation for its services, except for payment by the Shareholders of expenses, including fees of counsel, reasonably incurred by the Shareholders' Representative in connection with the performance of its duties hereunder.

          (b) The Shareholders' Representative shall not be liable for any act done or omitted hereunder as Shareholders' Representative while acting in good faith, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Shareholders shall severally indemnify the Shareholders' Representative and hold such agent harmless against any loss, liability or expense incurred without bad faith on the part of the Shareholders' Representative and arising out of or in connection with the acceptance or administration of the Shareholders' Representative's duties hereunder.

          (c) A decision, act, consent or instruction of the Shareholders' Representative shall constitute a decision of all Shareholders and shall be final, binding and conclusive upon each Shareholder, and Parent may rely upon any decision, act, consent or instruction of the Shareholders' Representative taken in such manner as being the decision, act, consent or instruction of each and every Shareholder. Parent is hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholders' Representative.

     7.5  Survival of Representations, Warranties and Covenants. All
          -----------------------------------------------------
representations, warranties and covenants made by the Company and the Principal Shareholders in or pursuant to this Agreement or in any document delivered pursuant hereto will survive the Closing and will remain in effect until, and will expire upon the Indemnification Deadline Date, provided, however, that the indemnification obligations with respect to any Pending Claim (and the related representations, warranties and covenants) will survive until the final resolution of such Pending Claim.

                                   SECTION 8

                       TERMINATION, AMENDMENT AND WAIVER

     8.1  Termination.  This Agreement may be terminated and the Merger
          -----------
abandoned at any time prior to the Effective Time, whether before or after approval of the Merger by the Shareholders of the Company:

          (a)  by mutual written consent of the Company and Parent;

          (b) by Parent or the Company if the Closing has not occurred within 60 days from the date hereof: provided however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been the principal cause of the failure of the Merger to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement;

          (c) by Parent or the Company if there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Merger; or there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity which would make the consummation of the Merger illegal;

          (d) by Parent if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity, which would: (i) prohibit Parent's or the Company's ownership or operation of all or a portion of the business of the Company or (ii) compel Parent or the Company to dispose of or hold separate all or a portion of the business or assets of the Company or Parent as a result of the Merger;

          (e) by Parent if it is not in breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company or the Principal Shareholders and such breach has not been cured within five (5) business days after written notice to the Company and the Principal Shareholder (provided that no cure period shall be required for a breach which by its nature cannot be cured);

          (f) by the Company if it is not in breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Parent or Sub and such breach has not been cured within five (5) business days after written notice to Parent (provided that no cure period shall be required for a breach which by its nature cannot be cured); or

          (g) by Parent if an event having a material adverse effect on the assets, liabilities, financial condition or results of operations of the Company shall have occurred after the date of this Agreement.

          (h) by the Company if an event having a material adverse effect on the assets, liabilities, financial condition or results of operation of Parent shall have occurred after the date of this Agreement.

     Where action is taken to terminate this Agreement pursuant to this Section 8.1, it shall be sufficient for such action to be authorized by the Board of Directors (as applicable) of the party taking such action.

     8.2  Effect of Termination. In the event of termination of this Agreement
          ---------------------
as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Sub, the Company or the Principal Shareholders, or their respective officers, directors or shareholders, provided that each party shall remain liable for any breaches of this Agreement prior to its termination; and provided further that, the provisions of Sections 5.4, 5.5, 5.6, 7 and 8 of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

     8.3  Amendment. This Agreement may be amended by the parties hereto at any
          ---------
time prior to the Closing by execution of an instrument in writing signed on behalf of each of the parties hereto, provided however that no amendment shall be made which by law requires the further approval of the shareholders of the Company without obtaining such approval.

     8.4  Extension; Waiver. At any time prior to the Effective Time, Parent
          -----------------
and Sub, on the one hand, and the Company, on the other, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

     8.5  Notice of Termination. Any termination of this Agreement under
          ---------------------
Section 8.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto.

                                   SECTION 9

                                 MISCELLANEOUS

     9.1  Notices. All notices and other communications hereunder shall be in
          -------
writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)  if to Parent or Sub, to:

               Numerical Technologies, Inc.
               70 West Plumeria Drive
               San Jose, CA  95134-2134
               Attention: Chief Executive Officer
               Telephone No.: (408) 919-1910
               Facsimile No.: (408) 919-1920

               with a copy to:

               Wilson Sonsini Goodrich & Rosati, P.C.
               650 Page Mill Road
               Palo Alto, CA 94304-1050
               Attention: John Roos, Esq.
                          Page Mailliard, Esq.
               Telephone No.: (650) 493-9300
               Facsimile No.: (650) 496-4088

          (b)  if to the Company, to:

               Transcription Enterprises Limited
               101 Albright way
               Los Gatos, CA 95032
               Attention: President
               Telephone No.: (408) 866-1851
               Facsimile No.: (408) 866-4839

               with a copy to:

               Rosenblum Parish & Isaacs
               160 West Santa Clara Street
               15th Floor
               San Jose, CA 95113
               Attention: Steve Wurzburg, Esq.
               Telephone No.: (408) 280-2800
               Facsimile No.: (408) 280-2801

          (c)  if to the Principal Shareholders, to:

               Roger Sturgeon
               16490 Lucky Road
               Los Gatos, CA 95030
               Telephone No.: (408) 354-3045

               Kevin MacLean
               18550 Overlook Road
               Los Gatos, CA 95030
               Telephone No.: (408) 395-2727

     9.2  Interpretation.
          --------------

          (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity.

          (b) For purposes of this Agreement the term "knowledge" means with respect to a party hereto, with respect to any matter in question, that any of the chief executive officer, chief operating officer, president, chief financial officer, general counsel or controller of such party, has actual knowledge of such matter.

          (c) For purposes of this Agreement, the term "Material Adverse Effect" when used in connection with an entity means any change, event, violation, inaccuracy, circumstance or other matter, if such change, event, violation, inaccuracy, circumstance or other matter would have a material adverse effect on the business, prospects, assets (including intangible assets), capitalization or financial condition of (i) such entity and its subsidiaries taken as a whole, or (ii) the Surviving Corporation, except for those changes, events and effects that (x) are primarily caused by conditions affecting the United States or world economy as a whole or affecting the industry in which such entity competes as a whole.

          (d) For purposes of this Agreement, the term "subsidiary" of any entity means any other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned or controlled by such entity.

     9.3  Counterparts. This Agreement may be executed in one or more
          ------------
counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

     9.4  Entire Agreement; Assignment. This Agreement, the schedules and
          ----------------------------
Exhibits hereto, the Confidentiality Agreement and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (b) are not intended to confer upon any other person any rights or remedies hereunder; and
(c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided, except that Parent and Sub may assign their respective rights and delegate their respective obligations hereunder to their respective affiliates. This Agreement is binding upon and will inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     9.5  Severability. In the event that any provision of this Agreement or
          ------------
the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     9.6  Other Remedies. Except as otherwise provided herein, any and all
          --------------
remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

     9.7  Governing Law. This Agreement shall be governed by and construed in
          -------------
accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     9.8  Further Assurances. Each party agrees to cooperate fully with the
          ------------------
other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

     9.9  Absence of Third Party Beneficiary Rights. No provision of this
          -----------------------------------------
Agreement is intended, nor will be interpreted, to provide to create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, employee, partner of any party hereto or any other person or entity.

     9.10 Mutual Drafting. This Agreement is the joint product of the parties
          ---------------
hereto, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of each of the parties, and shall not be construed for or against any party hereto.

     9.11 Further Representations. Each party to this Agreement acknowledges and
          -----------------------
represents that it has been represented by its own legal counsel in connection with the transactions contemplated by this Agreement, with the opportunity to seek advice as to its legal rights from such counsel. Each party further represents that it is being independently advised as to the tax consequences of the transactions contemplated by this Agreement and is not relying on any representation or statements made by the other party as to such tax consequences. The Company also represents that it has communicated the above to its Shareholders.

     IN WITNESS WHEREOF, Parent, Sub, the Company and the Principal Shareholders have entered into this Agreement as of the date first written above.


NUMERICAL TECHNOLOGIES, INC.        TRANSCRIPTION ENTERPRISES LIMITED

By: /s/ Yagyensh C. Pati            By: /s/ Roger Sturgeon
    ----------------------------        ----------------------------------------

Name: Yagyensh C. Pati              Name: Roger Sturgeon
      --------------------------          --------------------------------------

Title: CEO & President              Title: President
       -------------------------           -------------------------------------


PRINCIPAL SHAREHOLDERS              TRANSCRIPTION ENTERPRISES, INC.

/s/ Roger Sturgeon                  By: /s/ Yagyensh C. Pati
--------------------------------        ----------------------------------------
Roger Sturgeon

/s/ Kevin MacLean                   Name: Yagyensh C. Pati
--------------------------------          --------------------------------------
Kevin MacLean

                                    Title: President & Secretary
                                           -------------------------------------


                 [Signature page to Reorganization Agreement]